             As filed with the Securities and Exchange Commission
                               on April 21, 1999

                               Registration No.

------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  FORM S-4 EF

                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                        ROCKPORT NATIONAL BANCORP, INC.
                        -------------------------------
            (Exact name of Registrant as specified in its charter)
            ------------------------------------------------------

       MASSACHUSETTS                     551111              04-3461422
----------------------------  -------------------------   ------------------
     (State or other              (Primary Standard        (I.R.S. Employer
     jurisdiction of          Industrial Classification   Identification No.)
     incorporation or                Code Number)
      organization)

                         -----------------------------
                        ROCKPORT NATIONAL BANCORP, INC.
                                16 MAIN STREET
                         ROCKPORT, MASSACHUSETTS 01966
                              TEL. (978) 546-3411
                              -------------------
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                16 MAIN STREET
                         ROCKPORT, MASSACHUSETTS 01966
                              TEL. (978) 546-3411
                              -------------------
         (Address of principal place of business or intended principal place of business)

                               PETER A. ANDERSON
                                16 MAIN STREET
                              ROCKPORT, MA  01966
                              TEL. (978) 546-3411
                              -------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                     With copies of all communications to:
                          PATRICIA D. ANDERSON, ESQ.
                             J. J. CRANMORE, ESQ.
                         CRANMORE, FITZGERALD & MEANEY
                            49 WETHERSFIELD AVENUE
                          HARTFORD, CONNECTICUT 06114
                           TELEPHONE (860) 522-9100

                             ---------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                               -----------------
     If any of the securities being registered on this Form are to be offered: in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [X]

======================================================================================================================
                                           CALCULATION OF REGISTRATION FEE
======================================================================================================================
 Title of Each Class of
    Securities to be         Proposed Maximum Amount   Proposed Maximum      Aggregate Offering  Amount of Registration
      Registered                to be Registered     Offering Price Per Unit        Price                 Fee *
----------------------------------------------------------------------------------------------------------------------
Common Stock par value                    209,775                   $23.96          $5,026,209               $1,397.29
$ .01  per share
======================================================================================================================

  * Estimated solely for the purpose of computing the registration fee. Pursuant to Rule 457(f)(2), the maximum aggregate offering price has been determined on the basis of the book value of the shares of common stock, $1.00 par value of Rockport National Bank on March 31, 1999.

                            ROCKPORT NATIONAL BANK
                                      AND
                        ROCKPORT NATIONAL BANCORP, INC.
                                16 MAIN STREET
                         ROCKPORT, MASSACHUSETTS 01966
                                (978) 546-3411

                        PROXY STATEMENT AND PROSPECTUS
                        209,775 Shares of Common Stock
          par value $.01 per share of Rockport National Bancorp, Inc.

  We are furnishing this combined Proxy Statement and Prospectus to Rockport National Bank shareholders in order to solicit proxies for use at the Annual Shareholder Meeting to be held on June 15, 1999, and at any and all adjournments thereof.

  The Boards of Directors of Rockport National Bank ( the "Bank") and its proposed holding company, Rockport National Bancorp, Inc. (the "Company") have
agreed to reorganize into a bank holding company structure.   If shareholders
approve the proposal, the Company will acquire the Bank in a reorganization
transaction (the "Reorganization").   The Bank will become a separate subsidiary
of the Company and will remain headquartered in Rockport, Massachusetts. The Reorganization will transfer the Bank's ownership to the Company in order to take advantage of the benefits available to bank holding companies which are not available to banks. We believe the Reorganization will benefit the Bank's shareholders. If you are a Bank shareholder, you will receive one share of Company Common Stock for each share of Bank Common Stock you own on the date of the Reorganization, as described below.

  This document also relates to the election of eight directors of the Bank for a one year term and the ratification of the appointment of Wolf & Company, P.C. as the Bank's independent certified public accountants for the year ended December 31, 1999.

SHARES OF THE COMPANY COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY. THESE SECURITIES ARE SUBJECT TO INVESTMENT RISKS, INCLUDING THE POSSIBLE LOSS OF YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED THE COMPANY COMMON STOCK TO BE ISSUED IN THE REORGANIZATION OR DETERMINED IF THIS PROXY STATEMENT AND PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IF THE REORGANIZATION IS APPROVED BY SHAREHOLDERS AND EFFECTED BY THE BANK, BANK SHAREHOLDERS WHO FOLLOW THE PROCEDURES SET FORTH IN SECTION 215A OF THE NATIONAL BANK ACT WILL HAVE DISSENTERS' RIGHTS OF APPRAISAL. A COPY OF THAT SECTION IS ATTACHED AS EXHIBIT B TO THE PROXY STATEMENT AND PROSPECTUS.

                                 May 13, 1999

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
SUMMARY.................................................................  4
HISTORICAL AND PRO FORMA COMBINED CAPITALIZATION........................  8
RISK FACTORS............................................................  8
PROPOSAL I - ELECTION OF DIRECTORS...................................... 10
PROPOSAL II - RATIFICATION OF THE APPOINTMENT OF
                 INDEPENDENT ACCOUNTANTS................................ 16
PROPOSAL III - APPROVAL OF THE PLAN AND AGREEMENT OF
          REORGANIZATION................................................ 16
Vote Required........................................................... 18
Description of the Company Debt......................................... 18
Rights of Dissenting Shareholders....................................... 18
Federal Tax Consequences of the Reorganization.......................... 19
Accounting Treatment.................................................... 20
Resale of the Company Stock Issued in the Reorganization................ 21
DESCRIPTION OF ROCKPORT NATIONAL BANCORP, INC........................... 21
Organization and Operation.............................................. 21
Management.............................................................. 21
Indemnification of Directors, Officers and Others....................... 23
Property................................................................ 23
Regulation and Supervision.............................................. 23
Effects of Government Policy............................................ 27
Legal Proceedings....................................................... 28
DESCRIPTION OF INTERIM BANK............................................. 28
DESCRIPTION OF ROCKPORT NATIONAL BANK................................... 28
General................................................................. 28
Properties.............................................................. 29
Employees............................................................... 29
Regulation and Supervision.............................................. 30
Legal Proceedings....................................................... 30
Competition............................................................. 30
SELECTED HISTORICAL INFORMATION......................................... 31
MANAGEMENT'S  DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATION............................................ 32
INDEX TO FINANCIAL STATEMENTS........................................... 43
DESCRIPTION OF CAPITAL STOCK............................................ 44
COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF THE
    BANK AND THE COMPANY................................................ 44
General................................................................. 44
Summary of Anti-takeover Provisions..................................... 45
  Classified Board...................................................... 46
  Absence of Cumulative Voting.......................................... 46
  Increased Vote and Fair Price Provisions for Business
   Combinations......................................................... 46
  Massachusetts Anti-takeover Laws...................................... 47
  Increased Shareholder Vote for Amendment or Repeal of Certain
   Provisions in Articles of Organization............................... 48
Bylaw Amendments........................................................ 48

Removal of Directors.................................................... 49
Dividends............................................................... 49
Preemptive Rights....................................................... 49
Par Value and Book Value................................................ 50
Mergers, Sales of Assets and
       Similar Transactions............................................. 50
Appraisal Rights........................................................ 50
MARKET PRICE OF AND DIVIDENDS ON THE BANK'S SHARES
    AND RELATED SHAREHOLDER MATTERS..................................... 50
Price Range of Shares................................................... 50
Dividends............................................................... 51
LEGAL MATTERS........................................................... 51
INDEPENDENT ACCOUNTANTS................................................. 52
OTHER MATTERS........................................................... 52
WHERE YOU CAN FIND MORE INFORMATION..................................... 52

EXHIBITS
--------
    A.    Plan and Agreement of Reorganization

    B.    12 U.S.C. Section 215a

    C.    Office of the Comptroller of the Currency, Banking Circular 259

                                    SUMMARY

    This summary highlights some information from this Proxy Statement and Prospectus. You should read carefully this entire Proxy Statement and Prospectus, including the Exhibits, and the other documents we have referred you to. See "WHERE YOU CAN FIND MORE INFORMATION." (Page 52)

INTRODUCTION

     Your vote is very important. For this reason, the Board of Directors is requesting that you allow your Common Stock to be represented at the Annual Meeting by the Proxies named in the enclosed Proxy Card. This Proxy Statement and Prospectus is being sent to you in connection with this request and has been prepared for the Board by our management. "We", "our", "Bank" and the "Company" each refers to Rockport National Bank or the proposed holding company, Rockport National Bancorp, Inc. The Proxy Statement and Prospectus is first being sent to the Bank's shareholders on or about May 13, 1999.

     This Proxy Statement and Prospectus relates to the election of eight Directors of the Bank for a one year term and the ratification of the appointment of Wolf & Company, P.C. as the Bank's independent certified public accountants for the year ending December 31, 1999. This document also relates to a Plan and Agreement of Reorganization (the "Plan") pursuant to which the Company will acquire all of the Bank's outstanding shares of stock. Under the Plan, the Bank will be merged with and into the Interim National Bank of Rockport, a newly formed national banking association (the "Merger"). As a result of the Merger, the separate existence of the Bank will cease and the combined entity will operate under the name of Rockport National Bank as a wholly-owned subsidiary of the Company. As a result of the Reorganization (except for Bank dissenting shares), each share of Bank stock will be converted into one share of Common Stock of the Company.

     This document also constitutes the Prospectus of the Company with respect to the shares of Company Common Stock to be received by the Bank's shareholders pursuant to the Reorganization.

THE ANNUAL MEETING

     DATE, TIME AND PLACE. The Annual Meeting will be held on June 15, 1999, at 10:00 a.m. at the Bank's Main Office, 16 Main Street, Rockport, Massachusetts.

     ATTENDING THE ANNUAL MEETING. If you are a holder of record and you plan to attend the Annual Meeting, please indicate this on your Proxy Card. If you want to vote in person your Common Stock held in street name, you will have to get a proxy in your name from the registered holder.

GENERAL INFORMATION ABOUT VOTING

     WHO CAN VOTE.   You are entitled to vote your Common Stock if our records
showed that you held your shares as of May 10, 1999. At the close of business on May 10, 1999, a total of 209,775 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote, however, shareholders may cumulate their votes to elect directors. The enclosed Proxy Card shows the number of shares which you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

     VOTING BY PROXIES. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them which you must follow in order to have your shares voted. If you hold your shares in your own name as a holder of record, you may instruct the Proxies how to vote your Common Stock by signing, dating and mailing the Proxy Card in the postage paid envelope which we have provided to you. Of course, you can always come to the meeting and vote your shares in person. If you sign and return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. If any other matters not described in the Proxy Statement and Prospectus are presented at the meeting, the Proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the Proxies on the new meeting date as well, unless you have revoked your proxy instructions.

     HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. To revoke your proxy instructions, you must advise the Bank's Chief Financial Officer in writing before your Common Stock has been voted by the Proxies at the meeting, or deliver later proxy instructions or attend the meeting and vote your shares in person. The written revocation should be sent to Margaret A. Murphy, Chief Financial Officer, Rockport National Bank, 16 Main Street, Rockport Massachusetts 01966.

     HOW VOTES ARE COUNTED. The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced to the meeting. "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock which it holds for you in accordance with your instructions. However, if it has not received your instructions within ten days of the meeting, the nominee may vote on matters which stock exchange rules determine to be routine. If a nominee cannot vote on a particular matter because it is not routine, there is a "broker non-vote" on that matter. We do not count abstentions and broker non-votes as votes for or against any proposal.

RECOMMENDATION TO SHAREHOLDERS

     The Bank's Board recommends that you vote FOR the election of the eight nominees to the Bank's Board of Directors and FOR the proposal to approve the ratification of the Board's selection of Wolf & Company, P.C. to serve as accountants of the Bank for the year ended December 31, 1999. The Bank's Board also believes that the Reorganization is in your best interest and unanimously recommends that you vote FOR the proposal to approve the Plan.

     COST OF THIS PROXY SOLICITATION. We will pay the cost of this proxy solicitation. In addition to the soliciting proxies by mail, we expect that a number of our employees will solicit shareholders for the same type of proxy, personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies.

PURPOSES OF THE REORGANIZATION (SEE PAGE 21)

     The sole purpose of the Reorganization is to form a bank holding company which will own one hundred percent of the outstanding voting stock of the Bank. The Reorganization will transfer the Bank's ownership to the Company in order to take advantage of the benefits available to bank holding companies which are not available to banks. Should the Reorganization be approved by shareholder and regulators, the Company will be owned by the same persons who currently own the Bank's Common Stock (except for those shareholders who dissent and elect to receive the value of their stock in cash).

     Management believes that the Company's ownership of the Bank will enable the Bank to continue to meet the changing financial needs of all segments of the Bank's community.

CONDITIONS TO REORGANIZATION (SEE PAGE 17)

     To complete the Reorganization, we must meet a number of conditions in addition to obtaining the vote of our shareholders, including the following:

     .    no law or injunction may effectively prohibit the Reorganization;

     .    we must receive all necessary approvals of governmental authorities;
          and

     . we must receive a legal opinion that the Reorganization will be treated as a tax-free reorganization under the Internal Revenue Code.

     In some instances, if we wish to waive a condition, we may be required to resolicit the approval of the Bank's shareholders.

RIGHTS OF DISSENTING SHAREHOLDERS (SEE PAGE 18)

     Shareholders of the Bank who dissent from the Plan and Agreement of Reorganization have the right to be paid the value of their shares if they comply with the procedures of the National Bank Act. The text of the pertinent statutory provisions is set forth as Exhibit B.

CERTAIN FEDERAL INCOME TAXES (SEE PAGE 19)

     We have structured the Reorganization so that the Bank, its shareholders and the Company will not recognize any gain or loss for federal income tax purposes in the Reorganization, except for taxes payable because of cash received by Bank shareholders pursuant to the exercise of dissenters' rights.

BUSINESS OF THE BANK AND THE COMPANY (SEE PAGE 21)

     The Bank is chartered as a national bank under the laws of the United States and conducts a commercial banking business through its main office located in Essex County, Massachusetts in the Town of Rockport, Massachusetts. The Company will be a registered bank holding company organized under the laws of Massachusetts. The principal executive offices of the Bank and the Company are located at 16 Main Street, Rockport, Massachusetts 01966, telephone (978) 546-3411. Upon completion of the Plan and Agreement of Reorganization, the Company will own all of the outstanding common stock of the Bank.

REGULATORY APPROVALS (SEE PAGE 16)

     The Merger must be approved by the Office of the Comptroller of the Currency and the Federal Reserve Board also has the authority to disapprove the transaction. A notice has been filed with the Federal Reserve Board and is currently pending. Additionally, the application to the Office of the Comptroller of the Currency has been filed and is currently pending.

MANAGEMENT OF THE COMPANY (SEE PAGE 21)

     The directors and officers of the Company are persons now serving as directors and officers of the Bank.

WHAT THE BANK SHAREHOLDERS WILL RECEIVE (SEE PAGE 16)

     If you are a Bank shareholder and the Reorganization is approved, you will receive one share of the Company Common Stock for each share of the Bank Common Stock you own on the date of the Reorganization.

TERMINATION OF THE PLAN (SEE PAGE 17)

     We may terminate the Plan at any time before the Reorganization actually takes place.

CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS

     Once the Reorganization occurs, the Bank's shareholders (other than dissenting shareholders) will automatically become shareholders of the Company, and their rights will be governed by Massachusetts law rather than the National Bank Act and by the Company's corporate governing documents, including its Articles of Organization. You can find a detailed discussion of the differences between the rights of the Bank and the Company shareholders in this Proxy Statement-Prospectus under the heading entitled "COMPARISON OF THE RIGHTS OF THE SHAREHOLDERS OF THE BANK AND THE COMPANY" at page 44.

               HISTORICAL AND PRO FORMA COMBINED CAPITALIZATION
               ------------------------------------------------
                                  (Unaudited)
                               December 31, 1998
                                (000's Omitted)

     The following table sets forth the capitalization at December 31, 1998 of the Bank and the Company, and the pro forma combined capitalization of the Bank
                                  --- -----
and the Company after giving effect to the Reorganization. This table should be read in conjunction with the historical financial statements and notes thereto of the Bank contained elsewhere in the Proxy Statement and Prospectus.

                                                    Holding   Pro Forma    Pro Forma
                                            Bank    Company  Adjustments   Combined
--------------------------------------------------------------------------------------

Bank Loan (1)                                          $120        $(120)
Shareholders' Equity:
Common Stock
 Rockport National Bank $1.00 Par
  Value; Authorized 500,000 Shares;
  Issued and Outstanding 209,775 Shares     $  210                  (210)


Common Stock of Rockport National
 Bancorp, Inc. $.01 Par Value;
  Authorized 1,000,000 Shares; Issued
  and                                                                  2           2
Outstanding 209,775 Shares (2)

Additional Paid in Capital                     647                   208      $  855
Retained Earnings                            4,050                             4,050
Accumulated Other Comprehensive
Income                                          12                                12
                                         ---------                      ------------
Total Shareholders' Equity                  $4,919                            $4,919
                                         =========                      ============
Book Value Per Share of Common              $23.45                            $23.45
------------------------------
 Stock
 -----
                                         =========                      ============

     (1) Both the net interest payable on the $120,000 borrowing by the Company and the estimated $50,000 of expenses which will be incurred in connection with the Reorganization will not have a significant effect on combined pro forma earnings per share

     (2) The Company was incorporated in Massachusetts on March 23, 1999, with authorized share capital of 1,000,000 shares for the purpose of acquiring all of the outstanding common stock of the Bank. See "DESCRIPTION OF THE PLAN AND AGREEMENT OF REORGANIZATION". In connection with the Reorganization, the Company has arranged to borrow $120,000 from a non-affiliated financial institution. See "Description of Company Debt". The $120,000 will be used for the capitalization of the Interim Bank which will merge with the Bank. Upon completion of this transaction, the $120,000 of newly created capital and surplus will be retired and the loan from the independent financial institution will be repaid. Based upon the assumption that the Reorganization is consummated and all of the issued and outstanding shares of the Bank are exchanged for shares of the Company, the pro forma consolidated financial statements of the Company are equivalent to the historical financial statements of the Bank. Accordingly, the pro forma combined balance sheet and income statement are not presented herein.

                                 RISK FACTORS

     In addition to the other information contained in this document, the following factors should be considered carefully in evaluating the Company's Common Stock.

THE COMPANY'S FINANCIAL CONDITION

     Bank shareholders who elect to receive Company Common Stock in exchange for Bank Common Stock do so without the ability of analyzing the historical financial performance of the Company. The Company is a newly formed Massachusetts corporation and has no history of financial performance. The Company's financial condition after the Reorganization will depend on the operation and profitability of the Bank after the Reorganization. As the Company continues to operate, in the future, additional factors may affect its profitability including, among others: (1) the businesses started or acquired by the Company other than the Bank; (2) the nature of federal or state laws and regulations applicable to the Company; and
(3) the effect of management.

SUPERVISION AND REGULATION

     Bank holding companies and banks operate in a highly regulated environment and are subject to extensive supervision and examination by federal and state regulatory agencies. The Company is subject to the Bank Holding Company Act of 1956, as amended, and to regulation and supervision by the Federal Reserve Board. The Bank, as a national banking association, is subject to regulation and supervision by the Office of the Comptroller of the Currency and, as a result of the insurance of its deposits, the Federal Deposit Insurance Corporation. These regulations are intended primarily for the protection of depositors, rather than for the benefit of investors. The Company and the Bank are subject to changes in federal law, as well as changes in regulation and governmental policies, income tax laws and accounting principles. The effects of any potential changes cannot be predicted but could adversely affect the business and operations of the Company and the Bank in the future.

     Federal Reserve Board policy requires a bank holding company such as the Company to serve as a source of financial strength to its banking subsidiaries and commit resources to their support. The agency has required bank holding companies to contribute cash to their troubled bank subsidiaries based upon this "source of strength" regulation, which could have the effect of decreasing funds available for distributions to shareholders.

DIVIDEND HISTORY AND RESTRICTIONS ON ABILITY TO PAY DIVIDENDS

     It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company's ability to serve as a source of strength to its banking subsidiaries.

     As a practical matter, the Company's ability to pay dividends is generally limited by the Bank's ability to dividend funds to the Company. As a national bank, the declaration and payment of dividends by the Bank must be in accordance with the National Bank Act. As of December 31, 1998 approximately $1,146,000 of the undistributed net income of the Bank was theoretically available for distribution to the Company as dividends. However, the ability of the Bank to declare and pay such dividends would be subject to safe and sound banking practices.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of the Bank or the Company set forth under "Purposes of the Reorganization" and statements preceded by, followed by or including words such as "believes," "anticipates," "plans", "expects" and similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and the documents we incorporate by reference, could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements:

     1. our revenues after the Reorganization are lower than we expect, our restructuring charges are higher than we expect, we lose more deposits, customers or business than we expect, or our operating costs after the Reorganization are greater than we expect;

     2. competition among depository and other financial institutions increases significantly;

     3. we have more trouble obtaining regulatory approvals for the Reorganization than we expect;

     4. we have more trouble integrating our businesses or retaining key personnel than we expect;

     5. our costs savings from the Reorganization are less than we expect, or we are unable to obtain those cost savings as soon as we expect;

     6.  changes in the interest rate environment reduces our margins;

     7.  general economic or business conditions are worse than we expect;

     8.  legislative or regulatory changes adversely affect our business;

     9. technological changes and systems integration are harder to make or more expensive than we expect; and

     10. adverse changes occur in the securities markets.

                                  PROPOSAL I
                             ELECTION OF DIRECTORS

     An entire Board of Directors, consisting of eight members, is to be elected at the Annual Meeting to hold office until the next annual meeting and the election of their successors.

     VOTE REQUIRED. Directors must be elected by a plurality of the votes cast at the meeting. This means that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor. Votes withheld for any Director will not be counted. Unless directed to the contrary, the proxy confers to the proxy holder the authority to cumulate votes as provided by the National Bank Act in such a manner as to elect all or as many as possible of the nominees listed below.

     VOTING BY THE PROXIES. The Proxies will vote your Common Stock in accordance with your instructions. If you have not given specific instructions to the contrary, your Common Stock will be voted to approve the election of the nominees named in the proxies. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the Proxies would vote your Common Stock to approve the election of any substitute nominee proposed by the Board of Directors.

     GENERAL INFORMATION ABOUT THE NOMINEES. The following table sets forth selected information relative to each nominee for election as a Director at this Annual Meeting. All of the nominees are currently Directors. Each has agreed to be named in this Proxy Statement and Prospectus, and to serve if elected. Each of the nominees attended at least 75% of the meetings of the board and committees on which the nominee served in the last year. Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years.

Name, Age                                                                           Common Stock Owned
Position Held                                             Director of               Individually or
with Rockport                                             Rockport                  Beneficially as of
National                  Principal                       National Bank             May 10, 1999 (1)
Bank                      Occupation                      Since                     Shares     Percent
------------------------  ------------------------------  ------------------------  -------------------

Peter A.                  President and Chief Executive   1992                       1,775        .85%
Anderson, 53              Officer, Rockport National
President and             Bank
Chief Exec.
Officer,
Director

Wendel W.                 Former Vice President/          1993                       3,000       1.43%
Cook, 67                  General Mgr. Eastman
Director                  Kodak

James W.                  Lieutenant Colonel,             1977                      20,230       9.64% (2)
Curtis, Jr.,              US Army (Retired)
72, Director
and Vice
Chairman of
the Board

Herbert L.                Former Vice President           1986                       4,900       2.34% (3)
Elwell, 76,               Cape
Director                  Ann Tool Company

Richard J.                Treasurer                       1990                       2,875       1.37% (4)
Meringer, 53              Meringer Enterprises
Director                  Inc.

Theodore A.               Retired President &             1983                       8,310       3.96%
Scharfenstein,            Chief Executive Officer,
59, Director and          Addison Gilbert Hospital
Chairman of the           General Manager of the
Board                     Rockport Chamber Music Festival
                          (5)

Michael C. Shea,          Attorney                        1997                        800         .38%
52, Director

Robert H.                 Owner and operator              1993                       2,700       1.29% (6)
Welcome, 61               Peg Leg Inn and Peg
Director                  Leg Restaurant
All Directors as a
group (8 persons)                                                                   44,590      21.26%
------------------------                                                            ======      ======
Footnotes on next page

     1. Percentages are based upon the 209,775 shares of Common Stock outstanding. The definition of "beneficially owned" with respect to ownership of the Bank's common stock includes in addition to direct and indirect beneficial ownership by the reporting person, ownership of such securities (1) by the spouse (except where legally separated), and minor children of such person and (2) by any relative of the reporting person who has the same home as such person.

     2. Includes 6,200 shares owned by Mr. Curtis' spouse.

     3. Includes 3,800 shares jointly owned by Mr. Elwell's spouse and his son.

     4. Includes 1,060 shares owned by Meringer Enterprises, Inc. of which Mr. Meringer is Treasurer and 668 shares owned by Mr. Meringer's spouse.

     5. In 1998, Mr. Scharfenstein became the General Manager of the Rockport Chamber Musical Festival.

     6. Includes 200 shares owned by Peg Leg Restaurant.

     There are no arrangements or understandings between any of the Directors or any other persons pursuant to which any of the above Directors have been selected as Directors.

     BOARD OF DIRECTORS MEETINGS.  The Board of Directors of the Bank met twelve
(12) times in 1998. The Board of Directors has established various committees including the: Audit Committee, Loan Committee, Asset Liability Committee, Planning Committee, Benefit Committee, Insurance Committee, Real
Estate/Renovation Committee, Salary Committee and Nominating Committee.

     All members of the Board of Directors serve on the Audit Committee. During 1998, the Committee met two (2) times.

     All members of the Board of Directors serve on the Loan Committee. During 1998, the Committee met twelve (12) times.

     All members of the Board of Directors serve on the Asset Liability Committee. During 1998, the Committee met four (4) times as part of a regular monthly Board of Directors Meeting.

     All members of the Board of Directors serve on the Planning Committee. During 1998, the Planning Committee met three (3) times.

     The members of the Benefits Committee are Messrs. Scharfenstein, Cook,
Welcome and Shea.   During 1998, the Benefits Committee met two (2) times.

     The members of the Insurance Committee are Messrs. Scharfenstein, Meringer and Cook. During 1998, the Insurance Committee met one (1) time.

     The members of the Real Estate/Renovation Committee are Messrs. Curtis and Elwell. During 1998, the Real Estate/Renovation Committee met thirty-four (34) times.

     The members of the Salary Committee are Messrs. Scharfenstein, Curtis, Cook and Shea. During 1998, the Salary Committee met two (2) times.

     The members of the Nominating Committee are Messrs. Scharfenstein, Curtis,
Elwell and Welcome.   During 1998, the Nominating Committee met one (1) time.

     DIRECTORS FEES. In 1998, non-employee directors of the Bank received $250 for each meeting of the Board of Directors of the Bank which they attended, $250 for each Loan Committee meeting which they attended, and $125 for all other committee meetings which they attended. In addition, non-employee directors of the Bank received a bonus of $1,000 and a retainer for their service as a director. The Chairman of the Bank's Board of Directors received a $2,500 retainer and the Vice Chairman received a $1,750 retainer. Finally, non-employee directors receive a fee of $500 for attendance at banking seminars.

     EXECUTIVE OFFICERS OF THE BANK. Peter A. Anderson was appointed President and Chief Executive Officer of the Bank in April of 1992. Prior to joining the Bank, Mr. Anderson held the position of President of the former Saybrook Bank and Trust Company in Old Saybrook, Connecticut from 1988-1991.

     Margaret A. Murphy was appointed Vice President and Chief Financial Officer of the Bank in August of 1993 and promoted to Senior Vice President in April of 1995. Ms. Murphy was promoted to Executive Vice President in December of 1998. Prior to joining the Bank, Ms. Murphy served as Controller for Methuen Co-operative Bank.

                 EXECUTIVE COMPENSATION OF PRINCIPAL OFFICERS

     The following table provides certain information regarding the compensation paid to the President and Chief Executive Officer of the Bank for services rendered in all capacities during the fiscal years ended December 31, 1998, 1997 and 1996. No other current executive officer of the Bank received cash compensation in excess of $100,000.

                          SUMMARY COMPENSATION TABLE

                                    ANNUAL
                                 COMPENSATION

NAME AND PRINCIPAL                                                    ALL
   POSITION                YEAR  SALARY($) (1)    BONUS($)    OTHER COMPENSATION
--------------------------------------------------------------------------------
   Peter A. Anderson       1998       $102,493   $20,000 (2)       $230 (5)
    President and          1997         99,159    15,000 (3)
Chief Executive Officer    1996         92,401    10,000 (4)

          ______________________
  1. Compensation above does not include accrual of benefits under the Bank's defined pension plan.
  2. Amount reflects bonus granted in 1997 and paid in 1998. Mr. Anderson was granted a bonus of $12,000 in 1998 which was paid in 1999.
  3. Amount reflects bonus granted in 1996 and paid in 1997.
  4. Amount reflects bonus granted in 1995 and paid in 1996.
  5. Amount reflects Mr. Anderson's taxable benefit portion of the Split
     Dollar Life Insurance Policy (See Supplemental Executive Retirement Plans).

     INSURANCE. In addition to the cash compensation paid to the executive officers of the Bank, the executive officers receive group life, health, hospitalization and medical insurance coverage. However, these plans do not discriminate in scope, terms, or operation, in favor of officers or directors of the Bank and are available generally to all full-time employees.

     EMPLOYMENT AGREEMENTS. The Bank has not entered into any employment contracts with any of its employees.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS. The Bank entered into Supplemental Employee Retirement Plan Agreements (SERP) with Peter A. Anderson, President and Chief Executive Officer and Margaret A. Murphy, Chief Financial Officer, both dated April 14, 1998 and amended June 24, 1998. The purpose of the SERP is to provide President Anderson and Ms. Murphy with increased retirement benefits at age 65 or in the event of a "Change of Control," as that term is defined in the SERP. Should Mr. Anderson and Ms. Murphy continue to be employed by the Bank until age 65 or until a "Change of Control," they will be entitled to receive the balance in a liability reserve account established on the books of the Bank for their benefit. The liability reserve account is increased or decreased each calendar year by an amount equal to the annual earnings or loss for the calendar year determined by an "Index" less the "Opportunity Cost" for that year. The "Index" for any year is the aggregate annual income from the life insurance contracts specified in the SERP as in effect on the date of the SERP or if the contracts for life insurance are actually purchased by the Bank then the actual policies as of the dates they were purchased shall be used in the calculations for the Index. The "Opportunity Cost" for any year is calculated by taking the sum of the premiums set forth in the insurance policies plus the amount of any benefits paid to Mr. Anderson and Ms. Murphy pursuant to the SERP plus the amount of all previous years Opportunity Cost and multiplying that sum by the interest expense of the Bank expressed as a percentage as reported in the Uniform Bank Performance Report for the third quarter for that year plus 50 basis points. Upon attaining the age of 65, Mr. Anderson and Ms. Murphy can elect the method of payment from the balance in each of their respective liability reserve account as a lump sum or in equal installments for 5, 10, 15 or 20 years. Pursuant to the SERP, the Bank has purchased Split Dollar Life Insurance Policies on the lives of President Anderson and Ms. Murphy. The Bank owns both policies and Mr. Anderson and Ms. Murphy have designated beneficiaries of the policy. Upon their deaths, the insured's beneficiaries are entitled to 80% of the net at risk insurance portion of the proceeds which is the total proceeds less the cash value of the policy.

     PENSION PLAN. The Bank has a qualified pension plan covering substantially all of its full-time employees who meet certain eligibility requirements. Benefits are generally based on years of service and average annual salary. The Plan is funded through a qualified trust and currently meets the minimum funding requirements under applicable law.

     All full-time employees of the Bank who have completed one year of service and attained age 21 are covered by the Plan. Benefits upon normal retirement, the later of age 65 or the 5th anniversary of participation is based on years of credited service (up to a maximum of 25 years) and final average compensation (based on rate of pay) of the highest consecutive 60 months out of the last 120 months immediately preceding retirement or termination. An employee is 100% vested after completing 5 years of service and can retire early upon obtaining age 55 and completing ten years of service. The benefit formula is 2.4% of final average compensation less 2% of Social Security multiplied by the number of years of service.

     Average
     (5 year)       Estimated Annual Retirement Benefit*
                    ------------------------------------
      Final                Total Years of Service
                    ------------------------------------
   Compensation       15                20         25 or more
------------------  -------           -------      ----------
     $25,000        $ 9,000           $12,000        $15,000
      50,000         18,000            24,000         30,000
      75,000         27,000            36,000         45,000
     100,000         36,000            48,000         60,000
     125,000         45,000            60,000         75,000
     150,000         54,000            72,000         90,000

* The estimates are based upon a straight life annuity and do not reflect reductions at retirement for Social Security benefits.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
----------------------------------------------

     Some of the directors and officers of the Bank, as well as firms and companies with which they are associated, are or have been customers of the Bank and as such have had banking transactions with the Bank. As a matter of policy, loans to directors and officers are made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

     Some of the Directors and Officers of the Bank and companies or organizations with which they are associated, have had, and may have in the future, banking transactions with the Bank in the ordinary course of the Bank's business. Total loans to such persons and their associates amounted to $101,295 as of December 31, 1998 or an aggregate principal amount equal to 2.1% of the equity capital accounts of the Bank. During 1998 advances of $48,218 were made and repayments totaled $110,826.

     Federal banking laws and regulations limit the aggregate amount of indebtedness of all insiders. Pursuant to such laws and regulations, banks may extend credit to officers, directors, principal shareholders or any related interest of such persons, if the extension of credit to such persons is in an amount that, when aggregated with the amount of all outstanding extensions of credit to such individuals, does not exceed the Bank's unimpaired capital and unimpaired surplus. As of December 31, 1998, the aggregate amount of extensions of credit to Bank insiders was well below this limit.

     Michael C. Shea, a Director of the Bank, is a partner in the law firm Pino & Shea which renders legal services to the Bank. During 1998, Pino & Shea rendered certain legal services to the Bank in connection with various matters.

                            PRINCIPAL SHAREHOLDERS

     With the exception of Director James W. Curtis, Jr. of Rockport, Massachusetts who owns or controls 20,230 shares or 9.64% of the outstanding common stock of the Bank, the Bank is not aware of any beneficial owner of five percent (5%) or more of the Bank's Common Stock.

                                  PROPOSAL II
          RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Audit Committee has selected the independent accounting firm of Wolf & Company, P.C. to serve as the Bank's auditors for the fiscal year ending December 31, 1999.

     The affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the meeting is required to ratify the appointment. A member of Wolf & Company, P.C. will be present at the meeting and will be available to respond to appropriate questions by shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY, P.C.

                                 PROPOSAL III
             APPROVAL OF THE PLAN AND AGREEMENT OF REORGANIZATION

     Shareholders will consider and vote upon the Plan, as a result of which, if approved, the business of the Bank will be conducted as a wholly-owned subsidiary of the Company, a Massachusetts corporation and a proposed bank holding company. Shareholders of the Bank will receive one share of the common stock of the Company in exchange for each share of the common stock of the Bank owned by such shareholder on the record date. A copy of the Plan is attached as Exhibit A.

     The Company was incorporated under Massachusetts law on March 23, 1999, at the direction of management of the Bank. The Company will hold and own all of the stock of the newly-organized Interim Bank. The Reorganization will be accomplished by merging the Bank with and into the Interim Bank (the "Merger").

     On April 21, 1999, the Company filed a notice (the "Notice") with the Boston office of the Federal Reserve Board (the "FRB") of its intention to become a bank holding company of the Bank and the Notice is currently pending. An application was filed on March 26, 1999, with the Office of the Comptroller of the Currency (the "OCC") for approval of the Merger pursuant to the Bank Merger Act of 1966 and the application is currently pending. The OCC's final approval of the Merger is subject to, among other things, that the transaction receive the approval of the Bank's shareholders. However, it should be noted that:

   THE OCC'S APPROVAL REFLECTS ONLY ITS VIEW THAT THE TRANSACTION DOES NOT CONTRAVENE APPLICABLE COMPETITIVE STANDARDS IMPOSED BY LAW, AND THAT THE TRANSACTION IS CONSISTENT WITH REGULATORY POLICIES RELATING TO SAFETY AND SOUNDNESS;

   THE OCC'S APPROVAL IS NOT AN OPINION BY THE OCC THAT THE PROPOSED TRANSACTION IS FAVORABLE TO THE SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW, OR THAT THE OCC HAS CONSIDERED THE ADEQUACY OF THE TERMS OF THE TRANSACTION; AND

THE OCC'S APPROVAL IS NOT AN ENDORSEMENT OR RECOMMENDATION OF THE REORGANIZATION

Even following approval by Shareholders, the Reorganization may be terminated by the Board of Directors if:

     . The number of shares voted against the Reorganization shall make consummation of the Reorganization unwise;

     . The number of shares which dissent from the Reorganization shall make consummation of the Reorganization unwise;

     . Any action, suit, proceeding or claim has been instituted, made or threatened relating to the Reorganization which shall make consummation of the Reorganization inadvisable in the opinion of either the Board of Directors of the Bank or the Interim Bank;

     . Any action, consent or approval, governmental or otherwise, shall not have been obtained;

     . A tax opinion stating that under the Internal Revenue Code of 1986, as amended, neither gain nor loss will be recognized for federal income tax purposes to the Bank, the Interim Bank, the Company or the shareholders (other than the dissenting shareholders who elect appraisal rights) of the Bank by reason of the transactions contemplated by the Plan shall not have been obtained; or

     . For any other reason consummation of the Reorganization is inadvisable in the opinion of the respective Board of Directors of either the Bank or the Interim Bank.

     Upon consummation of the Reorganization, shareholders of the Bank will become shareholders of the Company. Each shareholder of the Bank shall be entitled to exchange one share of the common stock of the Bank for one share of the common stock of the Company. Until so exchanged, the certificates representing shares of common stock of the Bank will represent the common stock of the Company into which such shares have been converted. However, the Company at any time may withhold any dividends declared upon the common stock of the Company in respect of shares represented by un-exchanged certificates until such shares are presented for exchange, at which time the dividends so withheld on such shares shall be paid without additional interest.

     The expenses of the Reorganization are estimated to be between $25,000 and $50,000. In the event the Reorganization is not consummated, such expenses as are incurred, including the cost of organizing the Company, will be assumed and paid for by the Bank.

VOTE REQUIRED

     Consummation of the Reorganization requires the approval of two-thirds of the outstanding shares of common stock of the Bank and the Interim Bank. Approximately 22% of the outstanding shares of common stock of the Bank are owned by the executive officers and Directors of the Bank and their affiliates, while 100% of the outstanding shares of common stock of the Interim Bank are owned by the Company. The Bank has been advised that all of its executive officers and Directors intend to vote their shares of Bank common stock for approval of the Reorganization, and the Company has indicated its intention to vote its shares of the Interim Bank in favor of the Reorganization.

DESCRIPTION OF THE COMPANY DEBT

     The Company has arranged to borrow $120,000 for a period of up to ninety
(90) days from another financial institution, which is not an affiliate of the Company or the Bank, to be used for capitalization of the Interim Bank. The loan will bear interest at the market rate of interest and will be repaid upon consummation of the Reorganization. The source of funds for the Company's repayment of the loan will be proceeds from the retirement of Bank stock, all of which will be owned by the Company, in an amount equal to the capitalization of the Interim Bank.

RIGHTS OF DISSENTING SHAREHOLDERS

     Any Bank shareholder who elects to exercise the right to dissent and who complies with the requirements of 12 U.S.C. Section 215a, attached hereto as Exhibit B, shall be entitled to receive the value of the shares held by the shareholder in lieu of the Company's Common Stock. THE FOLLOWING DISCUSSION IS ONLY A SUMMARY OF THE STEPS WHICH MUST BE TAKEN FOR THE EFFECTIVE EXERCISE OF DISSENTERS' RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS SET FORTH IN EXHIBIT B. SHAREHOLDERS CONTEMPLATING THE EXERCISE OF DISSENTERS' RIGHTS SHOULD CAREFULLY REVIEW EXHIBIT B AND CONSULT WITH HIS OR HER LEGAL COUNSEL.

     A shareholder of the Bank who (a) votes "AGAINST" the approval of the Merger or (b) has given notice in writing to Rockport National Bank at or prior to the Annual Meeting that the shareholder dissents from the transactions contemplated by the Plan, shall be entitled to receive the value of the shares held by the shareholder when the Merger is approved by the OCC by providing a written request at any time within thirty (30) days after the date of the consummation of the Merger accompanied by the surrender of the shareholder's stock certificates. Such notice and written request shall be sent to Peter A. Anderson, President and Chief Executive Officer, Rockport National Bank, 16 Main Street, Rockport, Massachusetts 01966. The Bank presently intends to promptly inform all shareholders of the Bank who have timely dissented in accordance with 12 U.S.C. Section 215a of the date that the Merger is consummated.

     The value of such shares shall be determined as of the effective date of the Merger by a committee of three persons: one to be selected by majority vote of the dissenting shareholders entitled to receive payment in cash, one by the directors of the banking association, and the third by the two appraisers so chosen. The valuation agreed upon by any two of the three appraisers which were chosen shall govern. However, if the value agreed upon shall not be satisfactory to any dissenting shareholder who has requested payment, such shareholder may within five (5) days after being notified of the appraised value of the shares, appeal to the OCC. The OCC shall reappraise the shares and this valuation shall be final and binding upon the dissenting shareholder.

     The OCC attempts to arrive at a fair estimate of the value of a bank's shares by selecting an appropriate valuation method or a combination of methods. The various methods utilized by the OCC are set forth in Banking Circular 259 dated March 10, 1992 and attached hereto as Exhibit C. Exhibit C also summarizes the results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991.

     If within ninety (90) days from the date of consummation of the Merger for any reason one or more of the appraisers is not selected as provided for in the National Bank Act, or the appraisers fail to determine the value of such shares, the OCC shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal, or the appraisal as the case may be, shall be paid by the banking association resulting from the Merger. The value of the shares ascertained shall be promptly paid to the dissenting shareholder by the banking association resulting from the Merger.

FEDERAL TAX CONSEQUENCES OF THE REORGANIZATION

     The Company has asked the law firm of Cranmore, FitzGerald & Meaney, special counsel to the Bank and the Company, for its opinion concerning the federal income tax consequences of the Reorganization. The Bank has not sought to obtain a determination of the tax consequences of the Reorganization from the Internal Revenue Service and shareholders of the Bank are urged to consult their personal tax or financial advisors as to the federal and state tax consequences of the proposed reorganization to them.

     It is the opinion of special counsel that:

     1. The transaction contemplated by the Plan will constitute a reorganization under Section 368(a) of the Internal Revenue Code.

     2. No gain or loss will be recognized by a Bank shareholder receiving solely shares of the Company Common Stock in exchange for all of his or her Bank Common Stock.

     In connection with the opinion, representations were made to Cranmore, FitzGerald & Meaney by Bank management to the following effect: that there was no plan or intention by Bank shareholders owning more than 5% of the shares of the Bank Common Stock and the management of the Bank knows of no plan or intent on the part of the remaining holders of Bank Common Stock to sell or dispose of shares of Company Common Stock that Bank shareholders will be entitled to receive in the Reorganization that would reduce the number of shares of Company stock held after the Reorganization by former Bank shareholders to a number of shares having the value at the time of the Reorganization of less than 50% of the total value of all shares of Bank stock outstanding immediately before the Reorganization. For these purposes cash paid to dissenting shareholders, if any, will be considered cash received on the sale or disposition of Company Common Stock that such shareholders are entitled to receive in the Reorganization.

     Shareholders of the Bank who exercise their dissenters' appraisal rights and receive cash in exchange for their shares of Bank Common Stock will recognize taxable income or loss for federal income tax purposes in connection with the transaction. The amount of that income or loss and the tax treatment of that income or loss (that is whether it constitutes ordinary income or loss, short-term capital gain or loss or long-term capital gain or loss) will turn upon a number of factual considerations peculiar to the individual shareholder.

     Shareholders of the Bank considering exercising their dissenters' appraisal rights with respect to their shares of Bank Common Stock should consult their personal income tax advisors for specific advice with respect to the income tax consequences of that exercise.

     Shareholders of the Bank should be aware of the following: such an opinion of counsel is subject to satisfaction of representations and conditions stated in the opinion; such an opinion relies upon the facts set forth or referred to in the opinion, including facts stated or represented by responsible officers of the Bank; and an opinion of counsel is not binding upon the Internal Revenue Service or the courts.

     THE FOREGOING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE INTERNAL REVENUE CODE, EXISTING AND PROPOSED U.S. TREASURY REGULATIONS
THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS.   ALL OF THE
FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. BANK SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE REORGANIZATION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

     The Reorganization will be recorded for accounting and financial reporting purposes as a Reorganization of entities under common ownership in a manner similar to a "pooling of interests". The Company expects to receive a letter from Wolf & Company, P.C., independent accountants, substantially to the effect
that it is proper to account for the Reorganization in such manner.   If such
accounting treatment is not available, receipt of such letter nevertheless will not be such a condition to consummation of the Reorganization if accounting for the Reorganization as a purchase would not result in a material change in the pro forma combined financial condition or results of operations from such pro forma condition and results prepared on a pooling of interests basis as set forth herein.

RESALE OF THE COMPANY STOCK ISSUED IN THE REORGANIZATION

     Company Common Stock to be issued to shareholders of the Bank in connection with the Reorganization will be freely transferable under the Securities Act of 1933, as amended, except for the shares issued to any person who may be deemed to be an "affiliate" of the Bank within the meaning of Rule 145 under the Securities Act of 1933, as amended. The term "affiliate" is defined as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Company. An affiliate generally may not sell, transfer or otherwise dispose of any Company Common Stock obtained as a result of the Reorganization except in compliance with the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder. The stock certificates representing Company Common Stock issued to such affiliates in the Reorganization will bear a legend summarizing the foregoing restrictions. It is expected that the affiliates of the Bank will be able to sell such shares without registration so long as any such sales are in accordance with applicable provisions of the Securities Act of 1933, as amended, and the Securities and Exchange Commission's rules and regulations thereunder.

                DESCRIPTION OF ROCKPORT NATIONAL BANCORP, INC.
                ----------------------------------------------

ORGANIZATION AND OPERATION

     The Company, a Massachusetts corporation, was incorporated on March 23, 1999 at the direction of the Board of Directors of the Bank for the purpose of acquiring 100% of the outstanding common stock of the Bank. The Company has not yet engaged in any business activity. On April 21, 1999, the Company filed a notice with the Board of Governors of the Federal Reserve System to become a bank holding company by acquisition of 100% of the shares of the Bank. The Company's Notice is currently pending.

     The Company has no present plans to engage in any activities other than acting as a company for the capital stock of the Bank. The Company does not contemplate any substantial expenditures for equipment, plant or additional personnel in the near future, and, accordingly, the Company does not expect that it will be necessary to raise additional funds to meet its capital requirements through the end of 1999. However, as the Bank's asset size continues to expand along with the need for increased facilities it is possible that additional equity for the Bank may be desirable. The existence of the Company will provide greater flexibility in meeting the future capital needs of the Bank.

MANAGEMENT

     The initial Board of Directors of the Company will be comprised of the individuals who currently serve as directors to the Bank. These individuals will also simultaneously continue to serve as directors of the Bank. However, directors of the Company are elected for staggered terms of three years, as opposed to directors of the Bank who must stand for reelection each year.

     The following sets forth alphabetically the names of the persons who are currently the directors of the Bank and the positions held by such persons in the Company and the year of expiration of such person's term as a director of the Company:


                             Position            Position with Bank
Name of Individual           With Bank           and the Company       Expiration of Term
------------------           ---------------     ------------------    ------------------
Peter A. Anderson            President, Chief    President, Chief                   2000
                             Executive Officer   Executive Officer
                             and Director        and Director

Wendel W. Cook               Director            Director                           2001

James W. Curtis, Jr.         Director            Director                           2002

Herbert L. Elwell            Director            Director                           2002

Richard J. Meringer          Director            Director                           2001

Theodore A. Scharfenstein    Director            Director                           2002

Michael C. Shea              Director            Director                           2000

Robert H. Welcome            Director            Director                           2001

     The Company's Board of Directors is divided into three classes, each class being approximately equal in size. Each class of directors will stand for reelection once every three years. Directors of the Bank will, however, stand for reelection every year. See "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF THE BANK AND THE COMPANY".

     The executive officers of the Company are appointed by the Board of Directors of the Company. The executive officers of the Company will be Peter
A. Anderson, President and Chief Executive Officer and Margaret A. Murphy, Chief Financial Officer, Treasurer and Clerk each of whom are presently officers of the Bank.

     There are no arrangements or understandings between any of the directors or any other persons pursuant to which any of the above directors have been selected as directors. The business experience of each of the directors and executive officers during the past five years is summarized under "Proposal I-Election of Directors". Because the Company has no present plans to engage in any activity other than acting as a bank holding company for the stock of the Bank, it is expected that it will be necessary for the officers and directors of the Company to devote only a small portion of their time to Company management.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Massachusetts law generally permits indemnification of directors and officers for expenses incurred by them by reason of their position with the corporation, if the director or officer has acted in good faith and with the reasonable belief that his conduct was in the best interests of the corporation. The Company's Bylaws provide that each person made a party in any proceeding by reason of the fact that he or she was a director, officer, employee or agent of the Company shall be indemnified by the Company against all expense and liability reasonably incurred by such indemnitee in connection with such proceeding, provided that such indemnitee shall undertake to repay such payment if he shall be adjudicated to be not entitled to indemnification.

     In addition to the indemnification provisions described above, Massachusetts law permits, and the Company's Articles of Organization provide, that no director shall be personally liable to the Company or its shareholders for monetary damages for breaches of fiduciary duty except where such exculpation is expressly prohibited. In Massachusetts, a director is not exculpated from liability under provisions of Massachusetts law relating to unlawful payments of dividends and unlawful stock purchases or redemptions. In addition, the Company's Articles of Organization provide that this limitation cannot apply to liability of a director (i) for breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts and omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit.

PROPERTY

     The Company owns no properties. In the event that its business will require office space, the amount will be minimal and will be located in the Bank's main office.

REGULATION AND SUPERVISION

     The Company will be a bank holding company registered pursuant to the provisions of the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"), and consequently will be subject to regulation and examination by the FRB. Bank holding companies are required to file annually with the FRB a report of their operations and they and their subsidiaries are subject to examination by the Board of Governors of the Federal Reserve System.

     The Holding Company Act also requires prior approval by the FRB before a bank holding company (1) merges or consolidates with another bank holding company, or (2) acquires directly or indirectly ownership or control of voting shares of a bank if after such acquisition it would own or control directly or indirectly more than five percent of the voting stock of such bank, except where 50 percent or more is already owned, or (3) acquires substantially all of the assets of any bank.

     The Holding Company Act further provides that the FRB shall not approve any acquisition, reorganization or consolidation which would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. Further, the FRB may not approve any other proposed acquisition. reorganization or consolidation, the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or which in any other manner would be in restraint of trade, unless the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

     The FRB permits bank holding companies to engage in activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. While the types of permissible activities are subject to change by the FRB, the following list comprises the principal activities that presently may be conducted by a bank holding company.

     1. Making, acquiring or servicing loans and other extensions of credit for its own account or for the account of others, such as would be made by the following types of companies: consumer finance, credit card, mortgage, commercial finance and factoring.

     2. Operating as an industrial bank, Morris Plan or industrial loan company in the manner authorized by state law so long as the institution does not both accept demand deposits and make commercial loans.

     3. Operating as a trust company in the manner authorized by federal or state law so long as the institution does not make certain types of loans or investments or accept deposits, except as may be permitted by the FRB.

     4. Subject to certain limitations, acting as an investment or financial advisor to investment companies and other persons.

     5. Leasing personal and real property or acting as agent, broker, or advisor in leasing property, provided that it is reasonably anticipated that the transaction will compensate the lessor for not less than the lessor's full investment in the property.

     6. Making equity and debt investments in corporations or projects designed primarily to promote community welfare.

     7. Providing to others financially oriented data processing or bookkeeping services.

     8. Subject to certain limitations, acting as an insurance agent or broker in relation to insurance for itself and its subsidiaries or for insurance directly related to extensions of credit by the bank holding company system.

     9. Subject to certain limitations, acting as underwriter for credit life insurance and credit accident and health insurance that is directly related to extensions of credit by the bank holding company system.

     10.  Providing courier services of a limited character.

     11. Subject to certain limitations, providing management consulting advice to nonaffiliated banks and nonbank depository institutions.

     12. Selling money orders having a face value of $1,000 or less, travelers' checks and United States savings bonds.

     13.  Performing appraisals of real estate.

     14. Subject to certain conditions, acting as intermediary for the financing of commercial or industrial income-producing real estate by arranging for the transfer of the title, control and risk of such a real estate project to one or more investors.

     15. Providing securities brokerage services, related securities credit activities pursuant to FRB Regulation T and incidental activities such as offering custodial services, individual retirement accounts and cash management services, if the securities brokerage services are restricted to buying and selling securities solely as agent for the account of customers and do not include securities underwriting or dealing or investment advice or research services.

     16. Underwriting and dealing in obligations of the United States, general obligations of states and their political subdivisions and other obligations such as bankers' acceptances and certificates of deposit.

     17. Subject to certain limitations, providing by any means, general information and statistical forecasting with respect to foreign exchange markets; advisory services designed to assist customers in monitoring, evaluating and managing their foreign exchange exposures; and certain transactional services with respect to foreign exchange.

     18. Subject to certain limitations, acting as a futures commission merchant in the execution and clearance on major commodity exchanges of futures contracts and options on futures contracts for bullion, foreign exchange, government securities, certificates of deposit and other money market instruments.

     19. Subject to certain limitations, providing commodity trading and futures commission merchant advice.

     20. Providing consumer financial counseling that involves counseling, educational courses and distribution of instructional materials to individuals on consumer-oriented financial management matters, including debt consolidation, mortgage applications, bankruptcy, budget management, real estate tax shelters, tax planning, retirement and estate planning, insurance and general investment management, so long as this activity does not include the sale of specific products or investments.

     21. Providing tax planning and preparation advice such as strategies designed to minimize tax liabilities and includes, for individuals, analysis of the tax implications of retirement plans, estate planning and family trusts. For corporations, tax planning includes the analysis of the tax implications of mergers and acquisitions, portfolio mix, specific investments, previous tax payments and year-end tax planning. Tax preparation involves the preparation of tax forms and advice concerning liability based on records and receipts supplied by the client.

     22.  Providing check guaranty services to subscribing merchants.

     23. Subject to certain limitations, operating a collection agency and credit bureau.

     24. Acquiring and operating thrift institutions, including savings and loan associations, building and loan associations and Federal Deposit Insurance Corporation (the "FDIC") insured savings banks.

     25.  Operating a credit bureau, subject to certain limitations.

     A bank holding company and its subsidiaries, are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or sale of any property or services. Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries, or investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower.

     The Bank is also subject to FRB regulations regarding the maintenance of reserves. Under such regulations, the Bank must maintain reserves against its transaction accounts and non-personal time deposits.

     Bank holding companies have broad authority to repurchase their equity securities. A bank holding company may repurchase its equity securities without regulatory approval if the bank holding company is "well capitalized", "well
managed", and is not the subject of any unresolved supervisory issues.   If all
of the above factors do not exist, a bank holding company would need to obtain prior approval from the Federal Reserve Board in order to repurchase equity securities which would exceed ten percent (10%) of its net worth in any twelve
(12) month period.

     Under FRB regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the FRB's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligation to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB regulations or both.

     The FRB has established capital adequacy guidelines for bank holding companies.

EFFECTS OF GOVERNMENT POLICY

     Legislation adopted in recent years has substantially increased the scope of regulations applicable to the Bank and the Company and the scope of regulatory supervisory authority and enforcement power over the Bank and the Company.

     Virtually every aspect of the Bank's business is subject to regulation with respect to such matters as the amount of reserves that must be established against various deposits, the establishment of branches, reorganizations, nonbanking activities and other operations. Numerous laws and regulations also set forth special restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions.

     The descriptions of the statutory provisions and regulations applicable to banks and bank holding companies set forth above do not purport to be a complete description of such statutes and regulations and their effects on the Bank and the Company. Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any changes and the impact such changes might have on the Bank and the Company are difficult to determine.

LEGAL PROCEEDINGS

     The Company is not a party to, nor is any of its property the subject of, any legal proceedings other than in the ordinary course of business before any court, administrative agency or other tribunal and no such proceedings are known to be contemplated.

                          DESCRIPTION OF INTERIM BANK
                          ---------------------------

     The Interim National Bank of Rockport ("Interim Bank") has been chartered under the laws of the United States, but has not commenced business with the public. The Interim Bank has been organized solely for purposes of effecting the Reorganization and has not engaged in any banking business. The Reorganization will be accomplished by merging the Bank with and into the Interim Bank pursuant to the Plan. Interim Bank will be capitalized by the Company, its parent corporation. Upon consummation of the Reorganization, the corporate existence of the Bank and the Interim Bank will be merged and continued in the continuing bank (the "Continuing Bank") which shall do business under the Bank's name as "Rockport National Bank" and the capital of Interim Bank will be returned to the Company to enable the Company to repay its loan. The Continuing Bank will be deemed to be the same corporation as the Bank and the Interim Bank and will be responsible for all debts, obligations, liabilities and contracts of both entities. Additionally, all rights of both the Bank and the Interim Bank in and to any type of property, contract or chose in action shall inure to the Continuing Bank. Copies of the Articles of Association and Bylaws of the Interim Bank may be obtained without charge upon written request to Peter A. Anderson, President, Rockport National Bank, 16 Main Street, Rockport, Massachusetts 01966.

                     DESCRIPTION OF ROCKPORT NATIONAL BANK
                     -------------------------------------

GENERAL

     The Bank was organized as a national bank in 1865 under the banking laws of the United States of America and operates with its main office and one branch office in Rockport, Massachusetts. The Bank operates a supermarket branch in Gloucester. The Bank has trust powers but these powers are not currently exercised.

     The Bank has two wholly-owned subsidiaries, Headland Securities Corporation and Twin Lights Securities Corporation, which invest in investment securities.

     The Bank has offered, and plans to continue to offer, traditional community bank products and services to businesses and individuals in, and around, Rockport, Massachusetts. The Bank does not offer international, trust, municipal trading or other such products and services.

     Although the summer tourist season brings an increase in transactional volume, the Bank's deposits do not vary to a significant extent on a seasonal
basis.   Similarly, the Bank's loan demand is not seasonal to any great extent and is based primarily on loans secured by real estate.

PROPERTIES

     The Bank's main office and King Street Branch Office are owned by the Bank and are free from any mortgages or encumbrances. The Bank also operates a supermarket branch office in Gloucester, Massachusetts which is leased. These locations are considered by Management to be in good condition and to be adequate to meet the Bank's current and presently foreseeable needs in serving the Rockport community. The Bank has no current plans to establish additional banking offices, or to expand its existing facilities.

EMPLOYEES

     The Bank currently has 28 year-round full-time employees, 7 part-time employees and one or more additional seasonal employees in the summer. The Bank's employees are not represented by any collective bargaining unit. Relations between the Bank's Management and employees are considered to be good.

REGULATION AND SUPERVISION

     The Bank exists and operates as a national banking association under federal law, and as such is required to comply with all laws applicable to national banking associations. The Bank is a member of the Federal Reserve System, and its deposits are insured by the FDIC to the extent permitted by law. The Bank and its operations are subject to federal law and certain state laws applicable to national banks and to the regulations applicable to national banks promulgated by the OCC, the Board of Governors of the Federal Reserve System (the "Federal Reserve System"), and the FDIC. As a national bank, the Bank is regularly examined by the OCC.

     The Bank and the commercial banking and financial services industries are affected by general economic conditions and the monetary and fiscal policies of the Federal Reserve System.

     The Bank is further subject to certain restrictions imposed by the Federal Reserve Act and other national banking laws, including those on extensions of credit to any affiliates, on any investments in the stock or other securities of affiliates, on the taking of such stock or securities as collateral for loans of any borrower, and on the total obligation of any one person or entity which may be outstanding to the Bank at any one time.

     The Bank is subject to various state and federal statutes relating to loans. The maximum legal rate of interest which the Bank may charge on a loan depends on a variety of factors such as the type of borrower, the purpose of the loan, the amount of the loan and the date on which the loan is made. There are several different state and federal statutes which set maximum legal rates of interest for various lending institutions. If a loan qualifies under more than one statute, as a national bank, generally, the Bank may charge the highest rate for which such loan is eligible.

LEGAL PROCEEDINGS

     Except for actions in which the Bank is a plaintiff, and which arise in the normal course of the business of banking, the Bank is not a party to any pending legal proceedings before any court, administrative agency or other tribunal. Furthermore, the Bank is not aware of any litigation which is threatened against it in any court, administrative agency or other tribunal.

COMPETITION

     The Bank is one of only two banks with offices in Rockport, Massachusetts. In addition to Rockport National Bank, a state chartered mutual savings bank is the only other bank located in or operating a branch in Rockport, Massachusetts.

     Numerous financial institutions have offices proximate to Rockport, including some large depository institutions which have far greater financial and other resources than the Bank. In addition, these banks have higher lending limits and provide certain services that the Bank does not provide.

     Banks compete on the basis of price, including rates paid on deposits and
charged on borrowings, convenience and quality of service.   Savings and loan
associations are able to compete aggressively with commercial banks in the important area of consumer lending. Credit unions and small loan companies are each significant factors in the consumer market. Insurance companies, investment firms, credit and mortgage companies, brokerage firms, cash management accounts, money-market funds and retailers are all significant competitors for various types of business. Some nonbank competitors are not subject to the same extensive regulation as banks and thus in certain respects may have a competitive advantage over banks in providing certain services.

     In competing, the Bank draws its strength from its position as community bank with personal service, flexibility and prompt responsiveness to the needs of its customers.

                        SELECTED HISTORICAL INFORMATION
                        -------------------------------

     The following selected financial data for the five years ended December 31, 1998, is derived from the financial statements of the Bank and should be read in conjunction with the financial statements and notes thereto of the Bank located elsewhere in this Proxy Statement and Prospectus. The per share data has been computed based on 209,775 shares of Bank Common Stock issued and outstanding.

         (Dollars in thousands except for per share data)
         ------------------------------------------------
                AT OR FOR YEARS ENDED DECEMBER 31
-------------------------------------------------------------------
                         1998     1997     1996     1995     1994
-------------------------------------------------------------------
STATEMENT OF INCOME DATA
Interest Income         $ 3,978  $ 3,815  $ 3,549  $ 3,382  $ 3,304
Interest Expense          1,209    1,176    1,110    1,051      927
Net Interest Income       2,769    2,639    2,439    2,331    2,377
Other Income                498      451      327      338      334
Noninterest Expense       2,378    2,127    1,870    1,772    1,833
Income before
 income taxes               889      963      896      897      877
Income Taxes                327      356      384      392      369
Net Income                  562      607      512      505      508

PER SHARE DATA
Net Income                 2.68     2.89     2.44     2.41     2.42
Cash Dividends             1.00     0.90     0.70     0.65     0.40
 Declared
Book Value                23.45    21.74    19.76    17.98    16.18

BALANCE SHEET DATA
Loans, Net                7,286   30,535   28,413   27,553   26,040
Total Assets             59,603   51,896   49,153   46,620   45,702
Total Deposits           54,021   46,996   44,853   42,579   41,402
Total Liabilities        54,684   47,336   45,008   42,848   42,309
Shareholders' Equity      4,919    4,560    4,145    3,771    3,394

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION


OVERVIEW
--------

     The mission statement of the Rockport National Bank provides significant insights into the standards of performance set by its Board of Directors:

     "The Bank's purpose is to be a full service independent community financial institution. We are committed to providing financial services of the highest quality and value to our depositors and borrowers and maintaining our role as a financial resource to our market area. We will achieve our objective by remaining financially strong, being responsive to the needs of our local community and by producing the human and material resources required to support efficient and profitable operations."

     As part of its strategic plan, the Bank established a new branch in a neighboring community in late 1997. This new location has positively impacted the Bank's growth in loans and deposits during 1998, but also significantly increased the Bank's operating expenses during the past year. The costs attributed to this branch, combined with a lower yield on earning assets, resulted in a decrease of $44,701, or 7.37%, in net income to $561,993 in 1998 compared to $606,694 in 1997. Earnings per share similarly decreased by $.21 to $2.68 in 1998 compared to $2.89 in 1997.

     The decrease in net income was anticipated as a result of the opening of the new branch. The Bank's pro-forma analysis projected the branch would sustain a loss for the first two years of operation, with a break-even performance expected in the third year. Due to the geographical constraints of the Bank's established locations, the development of this new market is considered vital to the success of the Bank's future growth.

     The declining yield on earning assets during the last year has been widely experienced within the banking industry. The Bank is reviewing its potential sources of fee income to try to supplement its lower yields on loans and investments. Due to the Bank's relatively small asset size and difficulty in absorbing significant increases in operating overhead, opportunities for marketing other services to its customer base such as sales of insurance and investments are limited.

     Although the Bank's net income in 1998 was lower than the results achieved in 1997, the past year's financial performance is still considered historically strong. In response to the Bank's abundant capital, strong asset quality and earnings, the Board of Directors increased the dividends declared on the Bank's common stock during 1998 to $1.00 per share from $.90 per share in 1997.

 RESULTS OF OPERATIONS
 ---------------------

NET INTEREST AND DIVIDEND INCOME
--------------------------------

     The Bank's principal earning assets are its loan portfolio and its securities portfolio. The securities portfolio represents approximately 29% of total assets and serves a dual purpose of providing revenue to the Bank and acting as a potential source of liquidity. The Bank's net income is largely reliant on net interest and dividend income, which is the difference between interest and dividends earned on earning assets and interest paid on deposits and borrowed funds. The Bank's net interest and dividend income increased $130,147, or 4.93%, to $2,768,823 for 1998 compared to $2,638,676 for 1997. This increase was primarily due to an increase in average loan balances due to a favorable rate environment for the consumer and increased loan origination efforts by the Bank. The actual yield on loans decreased from 8.88% in 1997 to 8.57% in 1998 due to this sustained lower interest rate environment that impacted both repricing of adjustable rate loans and new loans originated. The Bank's net interest margin has gradually decreased from 5.45% for the year ended December 31, 1997 to 5.31% for the year ended 1998. The net interest spread measures the difference in yield between interest earning assets and interest bearing liabilities. The Bank's net interest spread has decreased from 4.69% for the year ended December 31, 1997 to 4.57% for the year ended December 31, 1998. The tightening of both the net interest margin and the net interest spread reflect the overall lower interest rate environment experienced in 1998 compared to 1997, and the increased local competition for loan customers.

PROVISION FOR LOAN LOSSES
-------------------------

     The provision for loan losses is a charge to operations, when appropriate, to bring the total allowance for loan losses to a level considered adequate by management. The level of the allowance for loan losses is determined by management based on its evaluation of the known as well as inherent risks in the Bank's loan portfolio. Management's periodic evaluation is based on an examination of the portfolio, past loss experience, current economic conditions, the results of the most recent regulatory examination and other outside review. The Bank did not make any provision for loan losses in 1998 or 1997.

OTHER INCOME
------------

     Total other income increased $46,858, or 10.38%, to $498,307 for 1998 from $451,449 for 1997. This increase was due primarily to an increase of $43,242 in fees received for residential mortgage loans originated for the secondary market under table funding arrangements. The Bank also realized an increase of $29,252, or 18.82%, in service charges on credit cards in 1998 compared to 1997 due to the growth in the Bank's merchant credit card processing operations. Other income increased $26,291 or 51.06%, to $77,780 in 1998 from $51,489 in 1997 primarily due to an increase in cash surrender value of $12,839 on life insurance policies purchased in 1998 to fund a Supplemental Executive Retirement Plan and a gain on the sale of other real estate owned of $12,839. In 1997, the Bank realized a gain of $50,850 in the disposition of appreciated stock, originally acquired as collateral for a defaulted loan. The Bank contributed the stock to a public charitable foundation, which is listed as a charitable contribution of $101,250 under Operating Expenses in the 1997 Consolidated Statement of Income. The foundation provides grants to charitable organizations within the communities served by the Bank.

OPERATING EXPENSES
------------------

     Total operating expenses increased $250,723 or 11.79%, to $2,377,962 for 1998 compared to $2,127,239 for 1997. Salaries and employee benefits increased $140,348, or 13.32%, to $1,194,231 in 1998 from $1,053,883 in 1997. The increase was due primarily to an increase in staff as a result of the opening of a third full service branch in December 1997.

     Occupancy and equipment expenses increased $103,561, or 52.58%, to $300,507 in 1998 compared to $196,946 in 1997. This increase is largely due to the lease and equipment costs of the new branch and increased depreciation expense due to a major renovation of the Main Office which was completed in early 1998.

PROVISION FOR INCOME TAXES
--------------------------

     The provision for income taxes decreased $29,017, or 8.15%, to $327,175 in 1998 from $356,192 in 1997. This decrease is mainly the result of the decrease in pre-tax income from 1998 to 1997.

FINANCIAL CONDITION
-------------------

     Total assets increased $7,707,555, or 14.85%, to $59,603,428 at December 31, 1998 from $51,895,873 at the end of 1997. The increase in assets was primarily due to a higher level of loans which were largely funded by a corresponding growth in deposits. Net loans increased $6,750,924, or 22.11%, to $37,285,751 at the end of 1998 from $30,534,827 at the close of 1997.

     Other assets increased $320,853, or 179.60%, to $499,500 at December 31, 1998 from $178,647 at the end of 1997. This increase was generally attributable to the purchase of bank owned life insurance to fund a Supplemental Retirement Plan for the Bank's Chief Executive Officer and Chief Financial Officer. The cash surrender value of the life insurance as of December 31, 1998 was $363,000.

     Total liabilities increased $7,348,709, or 15.52%, to $54,684,426 at the end of 1998 from $47,335,717 at the close of 1997. Deposits, the Bank's primary source of funds, grew by $7,025,807, or 14.95%, to $54,021,426 at December 31, 1998 from $46,995,619 at December 31, 1997. The Bank attributes the significant growth to the convenient hours of operations, locations and drive up facilities of its branch network. The aggregate of non-term accounts which include demand, money market, NOW and savings accounts, increased $6,073,742, or 16.28%, to $43,392,328 at year end 1998 from $37,318,586 at year end 1997. Time deposits increased by $952,065, or 9.84%, to $10,629,098 at December 31, 1998 from
$9,677,033 at December 31, 1997.

     Due to the growth of deposits in 1998, the Bank had no short term borrowed funds at the close of 1998, compared to $108,000 of overnight borrowings as of December 31, 1997. Due to broker of $500,000 at year end 1998 represents a liability for an investment security purchased in December 1998 with a settlement date of January 1999. Other liabilities decreased by $69,098, or 29.77%, to $163,000 at year end 1998 compared to $232,098 at the close of 1997 due to a decrease in the Bank's outstanding income tax liability at the end of 1998 compared to the end of the prior year.

ASSET/LIABILITY MANAGEMENT
--------------------------

     The Bank's assets and liabilities are managed in accordance with policies established and reviewed by the Board of Directors. The Bank's Asset and Liability Management Committee implements and monitors compliance with these policies regarding the Bank's asset and liability management practices with regard to interest rate risk, capital and liquidity.

INTEREST RATE RISK
------------------

     Interest rate risk management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. Maintaining an appropriate level of matching is a method of avoiding wide fluctuations in net interest margin during periods of changing interest rates. The difference between interest-sensitive assets and interest-sensitive liabilities is known as the "interest-sensitive gap" ("GAP"). The Bank uses model simulation to evaluate the impact on earnings of potential changes in interest rates.

     The Bank is currently asset sensitive which means that the Bank's net interest income would increase in rising interest rate environments and decrease in declining interest rate environments. The Bank has taken steps to decrease the potential impact which declining interest rates could have on earnings by purchasing investment securities with longer maturity dates and lengthening the first adjustment period on adjustable rate loans originated for the Bank's loan portfolio.

LIQUIDITY RISK
--------------

     Financial institutions must maintain liquidity to meet daily requirements of depositors and borrowers, take advantage of market opportunities, and provide a cushion against unforeseen needs. Liquidity needs can be met by reducing assets or increasing liabilities. The Bank's sources of liquid assets are cash and amounts due from banks, federal funds sold and investment securities available for sale. The bank's liquid assets totaled $4,020,359 at December 31, 1998 compared to $3,532,369 at December 31, 1997. Maturing and repaying loans are another source of asset liquidity.

     The Bank meets its liability liquidity by attracting deposits with competitive rates, utilizing a seasonal line of credit with the Federal Reserve Bank and borrowing funds from the Federal Home Loan Bank. At December 31, 1998, the Bank had available lines of credit with the Federal Reserve Bank and with the Federal Home Loan Bank of Boston of $1,000,000 and $935,000, respectively. At December 31, 1997, the Bank had short term borrowings of $65,000 with the Federal Reserve Bank and $43,000 with the Federal Home Loan Bank.

CAPITAL
-------

     At December 31, 1998 the Bank had $4,919,002 in shareholders' equity compared with $4,560,156 at the end of 1997. From a regulatory perspective, the Bank's capital ratios place it in the well capitalized category , which is the strongest capital category for an institution. Federal regulatory banking agencies impose three minimum capital requirements on the Bank's assets and risk-based assets based on total capital , Tier 1 capital, and a leverage capital ratio. The various capital ratios of the Bank for December 31, 1998 and 1997 are as follows:

                       Required
                        Minimum
                        Level         Actual         Actual
                     to be "well-   December 31,   December 31,
                     capitalized"       1998           1997
---------------------------------------------------------------
Total Risk-Based             10.0%          14.4%          17.1%
Tier 1 Risk-Based             6.0           13.1           15.8
Leverage                      5.0            8.5            8.9


DISCLOSURES RELATING TO "YEAR 2000"
-----------------------------------

     The "Year 2000 issue" ("Y2K") relates to a wide array of potential computer issues which may arise from the inability of computer hardware and software to properly process date-sensitive data relating to the Year 2000, years thereafter and certain dates in the Year 1999.

THE STATE OF THE BANK'S READINESS
---------------------------------

     A bank wide Y2K compliance program has been implemented to determine Y2K issues and define a plan to ensure Y2K compliance. The compliance program is segmented by phases; awareness, inventory, assessment, renovation, validation, implementation and post-implementation. In 1997, a Y2K committee was formed which is predominantly comprised of the senior management of the Bank. This committee currently briefs the Board of Directors monthly on the progress of the Y2K effort. The compliance program as it relates to awareness, inventory, assessment, renovation, validation and implementation is essentially complete regarding mission critical systems. The remainder of the Y2K compliance program is scheduled to be completed by June 30, 1999, barring unforeseen problems.

     The awareness phase involved the dissemination of Y2K information bank-wide and the establishment of a multi-disciplined team to plan and develop a strategy to coordinate all aspects of the problem. The inventory phase involved listing each piece of hardware, software and any other products used by the Bank that contain embedded microchips. The assessment phase involved analyzing the results of the inventory phase and determining the most cost-effective solutions. The renovation phase involved correcting or replacing all known deficiencies in our products or systems. The validation phase tested the new or upgraded systems and the implementation certified the systems as Y2K compliant. The Bank utilizes a third part servicer for most of its core banking applications. In June and December of 1998, the servicer conducted extensive Y2K testing and in March of 1999 the servicer tested its disaster recovery procedures. The Bank has been advised that the servicer is making acceptable progress in meeting its established goals for Y2K compliance. The Bank does not foresee any Y2K compliance problems caused by the servicer at the present time.

THE RISKS OF THE BANK'S Y2K ISSUES
----------------------------------

     Failure to resolve a material Y2K problem could result in the interruption
in, or failure of , certain business activities or bank operations.    From a
customer's perspective, a Y2K problem could affect a borrower's ability to repay a loan if their employer or business was impacted. To raise customers' level of awareness regarding this issue, the Bank mailed informational brochures to its customers and co-sponsored a Y2K seminar in 1998.

     From a liquidity perspective, the Bank is exposed to a withdrawal crisis if significant funds are withdrawn by worried consumers. The Bank has developed a contingency plan to ensure that adequate funds are available from multiple sources in the event that consumer fears heighten as the end of 1999 approaches.

     The Bank is subject to examination by the Office of the Comptroller of the Currency who are actively reviewing the adequacy of banks' compliance efforts with regulatory guidelines. If the Bank fails to adequately satisfy regulatory requirements, it may be subject to formal or informal regulatory enforcement actions. Management does not consider this to be a probable outcome given the Bank's current state of preparation for Y2K.

THE COSTS TO ADDRESS THE BANK'S Y2K ISSUES
------------------------------------------

     Any costs to modify computer systems to solely correct Y2K problems are expensed when incurred. The 1998 Y2K expenses amounted to approximately $5,000 and the 1999 expenses in this regard are estimated to be $25,000.

THE BANK'S CONTINGENCY PLAN
---------------------------

     As part of its contingency planning, the Bank has developed a Y2K business resumption plan which supplements its Disaster Recovery Policy. In the event of a loss of power, heat or telephone service, the Bank plans to re-deploy employee resources, as necessary, to help ensure manual completion of critical operational functions. The Bank plans to test the business resumption plan during the second calendar quarter of 1999.

     The Bank has developed contingency plans for its mission critical systems and will continue to refine these plans in 1999. However, there can be no assurance that the Bank's efforts in this regard will be sufficient to avoid unforeseen business interruptions or other problems caused by Y2K issues.

STATISTICAL INFORMATION
-----------------------

     The following supplementary information required under Guide 3 (Statistical Disclosure by Bank Holding Companies) should be read in conjunction with the related financial statements and notes thereto which are a part of this Proxy Statement and Prospectus.

INTEREST RATES AND INTEREST DIFFERENTIAL
----------------------------------------

The following table presents the condensed average balance sheets and the components of net interest differential for the two years ended December 31, 1998 and 1997.

(Dollars in Thousands)                                   1998                         1997
                                             ---------------------------  ---------------------------
                                                       Interest                      Interest
                                             Average   Earned/   Yield/    Average   Earned/   Yield/
                                             Balance     Paid     Rate    Balance      Paid     Rate
                                             -------   --------  -------  --------   --------  ------
ASSETS
Interest Earning Assets:
Loans                                        $33,364     $2,860    8.57%   $30,213     $2,682    8.88%
Taxable Securities                            16,761      1,022    6.10     17,385      1,090    6.27
Tax-exempt Securities                            211         10    4.74        213         10    4.69
Net unrealized gain on
       Securities                                 11                            26
Federal funds sold                             1,595         86    5.39        601         33    5.49
                                           ---------   --------            -------     ------
       Total interest earning assets          51,942      3,978    7.66     48,438      3,815    7.88
                                                       --------                        ------
Allowance for loan losses                       (672)                         (690)
Cash & due from Banks                          1,744                         1,747
Premise, Equipment                             1,149                           758
Other Assets                                     814                           536
                                           ---------                       -------
       Total Assets                          $54,977                       $50,789
                                           =========                       =======
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Interest Bearing Liabilities:
NOW/Money market deposits                    $13,566        248    1.83%   $12,657        237    1.87%
Savings deposits                              15,211        432    2.84     13,283        368    2.77
Time deposits                                 10,127        520    5.13     10,085        523    5.19
                                           ---------   --------            -------     ------
       Total Deposits                         38,904      1,200    3.08     36,025      1,128    3.13
Borrowed funds                                   160          9    5.63        850         48    5.65
                                           ---------   --------            -------     ------
       Total interest bearing liabilities     39,064      1,209    3.09     36,875      1,176    3.19
                                                       --------                        ------
Demand deposits                               10,873                         9,304
Other liabilities                                283                           241
Shareholders' Equity                           4,757                         4,369
                                           ---------                       -------
       Total Liabilities and Equity          $54,977                       $50,789
                                           =========                       =======
Net interest income                                      $2,769                        $2,639
                                                       ========                        ======
Net interest spread                                                4.57%                         4.69%
Net interest margin                                                5.31                          5.45

(1) Includes non-accruing loan balances and interest received on non-accruing loans.
The following table shows, for the period indicated, the dollar amount of changes in interest income and interest expense resulting from changes in volume and interest rates.

                             (000's in thousands)
                            1998 as compared to 1997

                                               Due to a change in
                                   Volume (1)       Rate (1)        Total
                                 ----------------------------------------
Interest  income from:

Loans                                   $280                $(102)   $178
Taxable securities                       (39)                 (29)    (68)
Tax-exempt securities                      -                    -       -
Federal funds sold                        55                   (2)     53
                                        ----                -----    ----

    Total                                296                 (133)    163
                                        ----                -----    ----

Interest expense on:

NOW/Money market deposits                 17                   (6)     11
Savings deposits                          53                   11      64
Time deposits                              2                   (5)     (3)
                                        ----
Borrowed funds                           (39)                   -     (39)
                                        ----                -----    ----

     Total                                33                           33
                                        ----                -----    ----

            Net interest income         $263                $(133)   $130
                                        ====                =====    ====

(1) The change in interest attributed to both rate and volume has been allocated to the changes in the rate and the volume on a pro-rated basis.

Loan Portfolio
--------------

The following table summarizes the distribution of the Bank's loan portfolio as of December 31 for the years indicated:

  (In Thousands)                                    1998      1997
                                                 ---------  --------
  Commercial, financial & agricultural             $ 2,020   $ 1,327
  Real estate-construction and land development      2,067       884
  Real estate-residential                           20,298    17,663
  Real estate-commercial                            11,223     8,958
  Consumer                                           2,332     2,374
  Other                                                  8         3
                                                 -------------------
                                                    37,948    31,209
  Allowance for loan losses                           (662)     (674)
                                                 -------------------
       Net Loans                                   $37,286   $30,535
                                                 ===================

     Loan maturities for commercial, financial and agricultural at December 31, 1998 were as follows: $832,000 due in one year or less; $1,112,000 due after one year through five years; $76,000 due after five years. Of the Bank's commercial, financial and agricultural loans due after one year, $297,000 have floating or adjustable rates and $891,000 have fixed rates.

     Loan maturities for real estate construction and land development at December 31, 1998 were as follows: $2,042,000 due in one year or less; $25,000 due after one year through five years; none due after five years. Of the Bank's real estate construction and land development loans due after one year, none have floating or adjustable rates and $25,000 have fixed rates.

     Summary of Loan Loss Experience
     -------------------------------

     The following table summarizes historical data with respect to loans outstanding, loan losses and recoveries, and the allowance for loan losses at December 31 for each of the years indicated:

     (In Thousands)                             1998          1997
                                                ----          ----
     Average loans outstanding,
     net of unearned income                  $33,364       $30,213

     Allowance for Loan Losses
     -------------------------
      (In thousands)                                 1998    1997
                                                     ----    ----
     Balance at beginning of period                 $ 674   $ 687
                                                    -----   -----
     Charge-offs
          Real estate - Construction                    -       -
          Real estate - Residential                     -      (6)
          Real estate - Commercial                    (21)      -
          Commercial, Financial and Agricultural        -       -
          Consumer                                    (23)    (31)
                                                    -----   -----
          Total Charge-offs                           (44)    (37)
                                                    -----   -----
     Recoveries:
          Real estate - Construction                    -       -
          Real estate - Residential                     -       -
          Real estate - Commercial                      1       -
          Commercial, Financial and Agricultural        -       9
          Consumer                                     31      15
                                                    -----   -----
          Total Recoveries                             32      24
                                                    -----   -----
     Net charge-offs                                  (12)    (13)
                                                    -----   -----

     Provision for loan losses                          0       0
                                                    -----   -----

     Balance at period end                          $ 662   $ 674
                                                    =====   =====

     Ratio of net charge-offs to average loans        .04%    .04%

Non-Accrual, Past Due and Restructured Loans
--------------------------------------------

It is the policy of the Bank to discontinue the accrual of interest on loans when, in the judgment of management, the collection of the full amount of interest is considered doubtful. This will generally occur once a loan has become 90 days past due, unless the loan is well secured and in the process of collection. Restructured loans generally may have a reduced interest rate, an extension of loan maturity, future benefits for current concessions and a partial forgiveness of principal or interest. The following table sets forth information on non-accrual, past due and restructured loans as of December 31, for each of the years indicated:

(In thousands)               1998       1997
                             -----      -----

Loans, non-accrual           $ 261      $ 367

Loans past due 90 days or
more and still accruing        261        150
                             -----      -----

     Total                   $ 522      $ 517
                             =====      =====

The amount of interest income recorded during 1998 and 1997 on non-accrual loans and restructured loans outstanding at December 31, 1998 and 1997 amounted to $28,796 and $54,478, respectively. Had these loans performed in accordance with their original terms, the amount recorded would have been $28,623 in 1998 and $49,631 in 1997.

As of December 31, 1998, there were no loans which are not now included above where known information about possible credit problems of borrowers which caused management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

Industry concentrations in the Bank's loan portfolio include inns and bed and breakfast establishments which total $1,720,481. Additionally, there is a geographical concentration as the Bank's market area is Rockport and Gloucester, Massachusetts.

Allowance for Loan Losses
-------------------------

The following table reflects the allocation of the allowance for loan losses and the percentage of loans in each category to total outstanding loans as of December 31 for each of the years indicated:

                                                     1998                        1997
                                          -------------------------  ---------------------------

                                                  Percent of loans           Percent  of  loans
(Dollar in Thousands)                                in category                 in category
                                          Amount   to total loans    Amount    to total loans
                                          ------  -----------------  ------  -------------------
Commercial, financial and agricultural    $ 43.3               5.3%  $ 74.0                 4.3%
Real estate - construction                  15.9               5.4      9.0                 2.8
Real estate - residential                  134.4              53.6    122.7                56.6
Real estate - commercial                   129.5              29.6    102.9                28.7
Consumer                                    81.3               6.1    153.3                 7.6
Other                                         .4               0.0        -                 0.0
Unallocated                                257.2               0.0    212.1                 0.0
                                          ------             -----   ------               -----
               Total                      $  662             100.0%  $  674               100.0%
                                          ======             ====    ======               =====

Deposits
--------

As of December 31, 1998, the Bank had certificates of deposit in amounts of $100,000 and over aggregating $404,000. These certificates of deposit mature as follows:


            Maturity                Amount
            --------                ------
3 months or less                   $      -
Over 3 months through 6 months      404,000
Over 6 months through 12 months           -
Over 12 months                            -
                                   --------
Total                              $404,000
                                   ========

Return on Equity and Assets
---------------------------

The following table summarizes various financial ratios of the Bank for each of the last two years:

                                                         Year ended December 31,
                                                          1998            1997
                                                         ------          ------
Return on average total assets ( net income
divided by average total assets)                          1.02%           1.19%

Return on average stockholders' equity  (net income
divided by average stockholders' equity)                 11.81           13.89

Dividend payout ratio  (total declared dividends
divided by net income)                                   37.33           31.12

Equity to assets ratio  (average stockholders' equity
as a percentage of average total assets)                  8.65            8.60


                         INDEX TO FINANCIAL STATEMENTS
                         -----------------------------

THE BANK AND SUBSIDIARIES

Independent Auditors' Report..................................................F-1

Consolidated Balance Sheets at December 31, 1998 and 1997.....................F-2

Consolidated Statements of Income for the Years Ended
December 31, 1998 and 1997....................................................F-3

Consolidated Statements of Changes in Stockholders' Equity
for the Years Ended December 31, 1998 and 1997................................F-4

Consolidated Statements of Cash Flows for the Years Ended
December 31, 1998 and 1997.............................................F-5 to F-6

Notes to Consolidated Financial Statements for the Years
Ended December 31, 1998 and 1997......................................F-7 to F-29

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Rockport National Bank


We have audited the accompanying consolidated balance sheets of Rockport National Bank and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rockport National Bank and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                       WOLF & COMPANY, P.C.

Boston, Massachusetts
February 10, 1999, except for Note 12
  which is as of February 23, 1999

                    ROCKPORT NATIONAL BANK AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           December 31, 1998 and 1997

                                     ASSETS
                                                                   1998                  1997
                                                            ------------------    -----------------
Cash and due from banks                                          $  1,837,860        $   2,502,213
Federal funds sold                                                  1,150,000                    -
                                                            ------------------    -----------------
    Total cash and cash equivalents                                 2,987,860            2,502,213
Securities available for sale, at fair value                        1,032,499            1,030,156
Securities held to maturity, at amortized cost                     16,019,491           15,959,349
Federal Reserve Bank stock, at cost                                    25,700               25,700
Federal Home Loan Bank of Boston stock, at cost                       220,000              205,700
Loans, net                                                         37,285,751           30,534,827
Premises and equipment, net                                         1,144,896            1,077,162
Accrued interest receivable                                           387,731              382,119
Other assets                                                          499,500              178,647
                                                            ------------------    -----------------

                                                                 $ 59,603,428        $  51,895,873
                                                            ==================    =================

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                         $ 54,021,426        $  46,995,619
Short-term borrowings                                                       -              108,000
Due to broker                                                         500,000                    -
Other liabilities and accrued expenses                                163,000              232,098
                                                            ------------------    -----------------
               Total liabilities                                   54,684,426           47,335,717
                                                            ------------------    -----------------

Commitments and contingencies

Stockholders' equity:
    Common stock, $1.00 par value; 500,000 shares
        authorized; 209,775 shares issued and outstanding             209,775              209,775
    Additional paid-in capital                                        646,693              646,693
    Retained earnings                                               4,050,198            3,697,980
                                                            ------------------    -----------------
                                                                    4,906,666            4,554,448
    Accumulated other comprehensive income                             12,336                5,708
                                                            ------------------    -----------------
               Total stockholders' equity                           4,919,002            4,560,156
                                                            ------------------    -----------------

                                                                 $ 59,603,428        $  51,895,873
                                                            ==================    =================

See accompanying notes to consolidated financial statements.

                    ROCKPORT NATIONAL BANK AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     Years Ended December 31, 1998 and 1997

                                                           1998               1997
                                                    ----------------    ----------------
Interest and dividend income:
    Interest and fees on loans                      $     2,859,581     $     2,681,845
    Interest and dividends on securities:
        Taxable interest                                  1,006,845           1,078,740
        Tax-exempt interest                                   9,755               9,755
        Dividends                                            15,236              12,256
    Interest on short-term investments                       86,441              32,802
                                                    ----------------    ----------------
               Total interest and dividend income         3,977,858           3,815,398
                                                    ----------------    ----------------

Interest expense:
    Interest on deposits                                  1,200,417           1,128,341
    Other interest                                            8,618              48,381
                                                    ----------------    ----------------
               Total interest expense                     1,209,035           1,176,722
                                                    ----------------    ----------------

Net interest and dividend income                          2,768,823           2,638,676
                                                    ----------------    ----------------
Other income:
    Service charges on deposit accounts                     176,463             177,540
    Service charges on credit cards                         184,652             155,400
    Loan referral fees                                       59,412              16,170
    Gain on disposition of equity securities                      -              50,850
    Other income                                             77,780              51,489
                                                    ----------------    ----------------
               Total other income                           498,307             451,449
                                                    ----------------    ----------------
Operating expenses:
    Salaries and employee benefits                        1,194,231           1,053,883
    Occupancy and equipment                                 300,507             196,946
    Data processing                                         286,412             252,158
    Charitable contribution                                       -             101,250
    FDIC and other regulatory                                29,398              26,063
    Other general and administrative                        567,414             496,939
                                                    ----------------    ----------------
               Total operating expenses                   2,377,962           2,127,239
                                                    ----------------    ----------------

Income before income taxes                                  889,168             962,886
Provision for income taxes                                  327,175             356,192
                                                    ----------------    ----------------
Net income                                          $       561,993     $       606,694
                                                    ================    ================
Earnings per share                                  $          2.68     $          2.89
                                                    ================    ================



See accompanying notes to consolidated financial statements.

                    ROCKPORT NATIONAL BANK AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     Years Ended December 31, 1998 and 1997

                                                      Shares of                         Additional
                                                        Common           Common          Paid-In             Retained
                                                        Stock            Stock           Capital             Earnings
                                                    ---------------  --------------   --------------    ------------------
Balance at December 31, 1996                               209,775        $209,775    $     646,693     $       3,280,084
                                                                                                        ------------------

Comprehensive income:
  Net income                                                     -               -                -               606,694
  Change in net unrealized gain on securities
   available for sale, net of reclassification
   adjustment and tax effects                                    -               -                -                     -


        Total comprehensive income



Cash dividends declared ($.90 per share)                         -               -                -              (188,798)
                                                    ---------------  --------------   --------------    ------------------
Balance at December 31, 1997                               209,775         209,775          646,693             3,697,980

Comprehensive income:
  Net income                                                     -               -                -               561,993
  Change in net unrealized gain on securities
   available for sale, net of reclassification
   adjustment and tax effects                                    -               -                -                     -


        Total comprehensive income



Cash dividends declared ($1.00 per share)                        -               -                -              (209,775)
                                                    ---------------  --------------   --------------    ------------------

Balance at December 31, 1998                               209,775        $209,775    $     646,693     $       4,050,198
                                                    ===============  ==============   ==============    ==================

                                                       Accumulated
                                                          Other              Total
                                                      Comprehensive      Stockholders'
                                                         Income              Equity
                                                     ---------------   ------------------

Balance at December 31, 1996                         $        8,390    $       4,144,942
                                                                       ------------------
Comprehensive income:
  Net income                                                      -              606,694
  Change in net unrealized gain on securities
   available for sale, net of reclassification
   adjustment and tax effects                                (2,682)              (2,682)
                                                                       ------------------
        Total comprehensive income                                               604,012
                                                                       ------------------

Cash dividends declared ($.90 per share)                          -             (188,798)
                                                     ---------------   ------------------

Balance at December 31, 1997                                  5,708            4,560,156
                                                                       ------------------
Comprehensive income:
  Net income                                                      -              561,993
  Change in net unrealized gain on securities
   available for sale, net of reclassification
   adjustment and tax effects                                 6,628                6,628
                                                                       ------------------
        Total comprehensive income                                               568,621
                                                                       ------------------

Cash dividends declared ($1.00 per share)                         -             (209,775)
                                                     ---------------   ------------------


Balance at December 31, 1998                         $       12,336    $       4,919,002
                                                     ===============   ==================

See accompanying notes to consolidated financial statements.

                    ROCKPORT NATIONAL BANK AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                     Years Ended December 31, 1998 and 1997

                                                                               1998                   1997
                                                                         -----------------    -----------------
Cash flows from operating activities:
    Net income                                                           $      561,993       $      606,694
    Adjustments to reconcile net income to net cash
        provided by operating activities:
          Depreciation and amortization                                         149,591               88,120
          Net amortization of investments                                        25,125               34,566
          Gain on disposition of equity securities                                    -              (50,850)
          Deferred tax benefit                                                  (28,000)             (24,000)
          Charitable contribution in the form of equity securities                    -              101,250
          (Increase) decrease in accrued interest receivable                     (5,612)              42,272
          Increase in other assets                                             (297,449)             (21,076)
          Increase (decrease) in other liabilities and
              accrued expenses                                                  (69,098)              77,152
                                                                         -----------------    -----------------
                          Net cash provided by operating
                               activities                                       336,550              854,128
                                                                       -----------------    -----------------

Cash flows from investing activities:
    Proceeds from calls/maturities of securities held
        to maturity                                                           3,240,000            5,000,000
    Purchase of securities available for sale                                         -           (1,028,203)
    Purchase of securities held to maturity                                  (3,993,900)          (4,048,016)
    Proceeds from amortization of mortgage-backed
        securities                                                            1,177,514              663,799
    Purchase of Federal Home Loan Bank stock                                    (14,300)            (159,050)
    Net increase in loans                                                    (6,718,490)          (2,097,496)
    Recoveries of previously charged-off loans                                  (32,434)             (24,030)
    Additions to premises and equipment                                        (217,325)            (581,158)
                                                                       -----------------    -----------------
                          Net cash used in investing activities              (6,558,935)          (2,274,154)
                                                                       -----------------    -----------------

                                  (continued)

See accompanying notes to consolidated financial statements.

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (Concluded)

                     Years Ended December 31, 1998 and 1997


                                                                    1998                1997
                                                              ----------------    ----------------
Cash flows from financing activities:
    Net increase in deposits                                      7,025,807           2,142,751
    Net increase (decrease) in short-term borrowings               (108,000)            108,000
    Dividends paid                                                 (209,775)           (188,798)
                                                              ----------------    ----------------
                             Net cash provided by financing
                                  activities                      6,708,032           2,061,953
                                                              ----------------    ----------------

Net increase in cash and cash equivalents                           485,647             641,927

Cash and cash equivalents at beginning of year                    2,502,213           1,860,286
                                                              ----------------    ----------------

Cash and cash equivalents at end of year                         $2,987,860          $2,502,213
                                                              ================    ================
Supplemental disclosure:
    Interest paid on deposit accounts                            $1,197,441          $1,130,501
    Other interest paid                                               8,531              48,381
    Income taxes paid                                               407,487             320,532
    Increase in due to broker                                       500,000                   -



See accompanying notes to consolidated financial statements.

                    ROCKPORT NATIONAL BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Years Ended December 31, 1998 and 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation

    The consolidated financial statements include the accounts of Rockport National Bank (the "Bank") and its wholly-owned subsidiaries, Headland Securities Corporation and Twin Lights Securities Corporation, which invest in investment securities. All significant intercompany balances and transactions have been eliminated in consolidation.

    Business

    The Bank provides a variety of financial services to individuals and small businesses through its three offices on Cape Ann. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential and commercial mortgages, small business and consumer loans.

    Use of Estimates

    In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

    Reclassifications

    Certain amounts have been reclassified in the 1997 consolidated financial statements to conform to the 1998 presentation.

    Cash and Cash Equivalents

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks and Federal Funds sold which mature within ninety days.

                    ROCKPORT NATIONAL BANK AND SUBSIDIARIES

    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    Securities

    Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities that are purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and reflected at fair value, with unrealized gains and losses included in earnings. Securities not classified as either of the above are classified as "available for sale" and reflected at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income.

    Purchase premiums and discounts are amortized to earnings by a method which approximates the interest method over the terms of the investments.
    Declines in value of held to maturity and available for sale securities that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses on sales of securities are recorded on the trade date and determined using the specific identification basis.

    Loans

    The Bank grants mortgage, commercial, small business and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans in Rockport and surrounding communities. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate, construction and general economic sectors.

    Loans, as reported, have been reduced by unadvanced loan funds and the allowance for loan losses. Interest on loans is generally recognized on a simple interest basis. Interest on loans is not accrued on loans which are identified as impaired or when in the judgment of management the collectibility of the principal or interest becomes doubtful. Interest income previously accrued on such loans is reversed against current period interest income. Interest income on all nonaccrual loans is recognized only to the extent of interest payments received.

    Allowance For Loan Losses

    The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries, if any, are credited to the allowance.

                    ROCKPORT NATIONAL BANK AND SUBSIDIARIES

    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    Allowance For Loan Losses (concluded)

    The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. The evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

    A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank's loans which have been identified as impaired have been measured by the fair value of existing collateral.

    Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank's consumer loans are collectively evaluated for impairment.

    Premises and Equipment

    Land is carried at cost. Buildings, leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization calculated principally on the straight-line method over the estimated useful lives of the asset.

                    ROCKPORT NATIONAL BANK AND SUBSIDIARIES

    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

    Income Taxes

    Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. The loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset if it is deemed realizable.

    Retirement Plan

    The compensation cost of an employee's pension benefit is recognized on the net periodic pension cost method over the employee's approximate service period. The aggregate cost method is utilized for funding purposes.

    Earnings Per Share

    Earnings per share is calculated based on the weighted average number of common shares outstanding during the year.

    Comprehensive Income

    The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of total comprehensive income. The adoption of SFAS No. 130 had no effect on the Bank's net income or stockholders' equity.

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

Comprehensive Income (concluded)

The components of the change in other comprehensive income and related tax effects are as follows:

                                            Years Ended December 31,
                                       ------------------------------------
                                          1998                    1997
                                       ------------            ------------

Unrealized holding gains on
   available-for-sale securities           $11,224                 $46,206
Reclassification adjustment for gains
    realized in income                           -                 (50,850)
                                       ------------            ------------
Net unrealized gains (losses)               11,224                  (4,644)

Tax effect                                  (4,596)                  1,962
                                       ------------            ------------

Net-of-tax amount                           $6,628                $ (2,682)
                                       ============            ============


Recent Accounting Pronouncements

In February 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," effective for fiscal years beginning after December 15, 1997. The Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. The Statement standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practical, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that were previously required by generally accepted accounting principles. The Bank has adopted these disclosure requirements for the years ended December 31, 1998 and 1997.

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

2.    SECURITIES

      The amortized cost and estimated fair value of securities, with gross unrealized gains and losses, follows:

                                                                      December 31, 1998
                                         ----------------------------------------------------------------------------
                                                                   Gross             Gross
                                             Amortized          Unrealized        Unrealized             Fair
                                               Cost                Gains            Losses               Value
                                         ------------------    --------------    --------------    ------------------
Securities available for sale
-----------------------------

Federal agency                                $  1,011,519          $ 20,980      $          -          $  1,032,499
                                         ==================    ==============    ==============    ==================

Securities held to maturity
---------------------------

U.S. Government and
    federal agency                            $ 11,756,430         $ 119,167      $          -          $ 11,875,597
Mortgage-backed                                  4,052,892            33,468           (61,261)            4,025,099
State and municipal                                210,169             4,271                 -               214,440
                                         ------------------    --------------    --------------    ------------------

        Total debt securities                 $ 16,019,491         $ 156,906      $    (61,261)         $ 16,115,136
                                         ==================    ==============    ==============    ==================


                                                                      December 31, 1997
                                         ----------------------------------------------------------------------------
                                                                   Gross             Gross
                                             Amortized          Unrealized        Unrealized             Fair
                                               Cost                Gains            Losses               Value
                                         ------------------    --------------    --------------    ------------------

Securities available for sale
-----------------------------

Federal agency                                $  1,020,400           $ 9,756      $          -          $  1,030,156
                                         ==================    ==============    ==============    ==================

Securities held to maturity
---------------------------

U.S. Government and
    federal agency                            $ 11,008,460          $ 54,872      $     (7,265)         $ 11,056,067
Mortgage-backed                                  4,739,074            29,685           (70,395)            4,698,364
State and municipal                                211,815             2,643                 -               214,458
                                         ------------------    --------------    --------------    ------------------

        Total debt securities                 $ 15,959,349          $ 87,200      $    (77,660)         $ 15,968,889
                                         ==================    ==============    ==============    ==================

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

INVESTMENT SECURITIES (concluded)

The amortized cost and estimated fair value of debt securities by contractual maturity at December 31, 1998 are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                      Available for Sale                        Held to Maturity
                          ---------------------------------------    ----------------------------------------
                             Amortized               Fair                Amortized              Fair
                                Cost                 Value                 Cost                 Value
                          -----------------    ------------------    ------------------   ------------------
Within 1 year             $              -     $               -     $       4,728,869    $       4,757,789
After 1 to 5 years               1,011,519             1,032,499             6,027,561            6,115,777
After 5 to 10 years                      -                     -             1,210,169            1,216,471
                          -----------------    ------------------    ------------------   ------------------
                                 1,011,519             1,032,499            11,966,599           12,090,037
Mortgage-backed                          -                     -             4,052,892            4,025,099
                          -----------------    ------------------    ------------------   ------------------

                          $      1,011,519     $       1,032,499     $      16,019,491    $      16,115,136
                          =================    ==================    ==================   ==================

At December 31, 1998, U.S. Government and federal agency obligations with an amortized cost of $997,844 and a fair value of $1,017,187 were pledged to secure treasury tax and loan and public funds on deposit.

During 1998 and 1997, proceeds from calls of debt securities held to maturity were $1,800,000 and $2,000,000, respectively, resulting in no gains or losses. There were no sales of debt securities during 1998 and 1997.

There are no securities of issuers, other than the U.S. Government or its agencies, whose aggregate amortized cost exceeded 10% of stockholders' equity at December 31, 1998.

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

3.  LOANS

    Loans consist of the following:

                                                       December 31,
                                         ----------------------------------------
                                                1998                   1997
                                         -----------------     ------------------
    Residential real estate                  $ 19,032,900           $ 16,400,664
    Commercial real estate                     11,222,832              9,086,809
    Construction and land development           2,627,211              1,570,078
    Home equity                                 1,264,439              1,262,014
    Consumer                                    2,331,468              2,374,212
    Commercial                                  2,020,284              1,196,565
    Other                                           8,136                  3,669
                                         -----------------     ------------------
                                               38,507,270             31,894,011
    Unadvanced funds on construction
        and land development                     (559,616)              (685,620)
                                         -----------------     ------------------
                                               37,947,654             31,208,391
    Allowance for loan losses                    (661,903)              (673,564)
                                         -----------------     ------------------

    Loans, net                               $ 37,285,751           $ 30,534,827
                                         =================     ==================

    An analysis of the allowance for loan losses follows:

                                                Years Ended December 31,
                                            ---------------------------------
                                                1998               1997
                                            --------------     --------------
    Balance at beginning of year                $ 673,564          $ 687,379
    Charged-off loans and overdrafts              (44,095)           (37,845)
    Recoveries of loans previously
        charged-off                                32,434             24,030
                                            --------------     --------------

    Balance at end of year                      $ 661,903          $ 673,564
                                            ==============     ==============

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

LOANS (continued)

The following is a summary of information pertaining to impaired and non-accrual loans:

                                                                December 31,
                                                    -------------------------------------
                                                         1998                 1997
                                                    ---------------      ----------------
Impaired loans without a valuation allowance        $      261,671       $       279,734
Impaired loans with a valuation allowance                        -                87,049
                                                    ---------------      ----------------

Total impaired loans                                $      261,671       $       366,783
                                                    ===============      ================

Valuation allowance allocated to impaired loans     $            -       $        20,000
                                                    ===============      ================

Non-accrual loans                                   $      261,671       $       366,783

Accruing loans past due 90 days or more                    260,542               150,117
                                                    ---------------      ----------------

                                                    $      522,213       $       516,900
                                                    ===============      ================
                                                           Years Ended December 31,
                                                       ---------------------------------
                                                            1998               1997
                                                       --------------     --------------
Average investment in impaired loans                   $     314,897      $     546,583
                                                       ==============     ==============

Interest income recognized on impaired loans           $      28,796      $      54,778
                                                       ==============     ==============

Interest income recognized on a cash basis
    on impaired loans                                  $      28,796      $      54,778
                                                       ==============     ==============

No additional funds are committed to be advanced in connection with impaired loans.

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

LOANS (concluded)

                                                      Years Ended December 31,
                                                 ---------------------------------
                                                     1998               1997
                                                 --------------     --------------
Loans outstanding at beginning of year           $     163,903      $     259,703
Advances                                                48,218                  -
Repayments                                            (110,826)           (95,800)
                                                 --------------     --------------

Loans outstanding at end of year                 $     101,295      $     163,903
                                                 ==============     ==============


4.  PREMISES AND EQUIPMENT

    A summary of the cost and accumulated depreciation and amortization of premises and equipment, with estimated useful lives, follows:

    Certain directors of the Bank and entities in which they have a significant ownership interest are customers of the Bank. Loans to such individuals and entities are as follows:

                                                   December 31,
                                       -------------------------------------       Estimated
                                            1998                 1997             Useful Lives
                                       ----------------    -----------------   -------------------
Land                                   $        84,163     $         84,163
Buildings and improvements                   1,088,328              609,419      10 - 50 years
Leasehold improvements                          23,625               19,583         4 years
Furniture and equipment                        794,897              655,601       1 - 20 years
Construction in process                              -              413,475
                                       ----------------    -----------------
                                             1,991,013            1,782,241
Accumulated depreciation and
    amortization                              (846,117)            (705,079)
                                       ----------------    -----------------

                                       $     1,144,896     $      1,077,162
                                       ================    =================

    At December 31, 1997, construction in progress represented disbursements made for renovations to the main office, which were completed during the year ended December 31, 1998.

    Depreciation and amortization expense amounted to $149,591 and $88,120 for the years ended December 31, 1998 and 1997, respectively.

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

    PREMISES AND EQUIPMENT (concluded)

    Pursuant to the terms of noncancelable lease agreements in effect at December 31, 1998, pertaining to banking premises, future minimum rent commitments are as follows:

     Years Ending
    December 31,
    -------------------

       1999                                                $      42,000
       2000                                                       42,000
       2001                                                       38,000
                                                           --------------

                                                           $     122,000
                                                           ==============

    The Bank has one five year option to renew the lease which is not included above. Total rent expense for the years ended December 31, 1998 and 1997 amounted to $41,600 and $3,467, respectively.

5.  DEPOSITS

    Deposits consist of the following:

                                                     December 31,
                                       -----------------------------------------
                                             1998                   1997
                                       ------------------     ------------------
    Demand                                  $ 10,573,998           $  8,935,212
    Regular Savings                           16,405,282             13,802,693
    NOW accounts                               9,052,243              9,054,387
    Money market accounts                      7,360,805              5,526,294
    Time deposits                             10,629,098              9,677,033
                                       ------------------     ------------------

              Total deposits                $ 54,021,426           $ 46,995,619
                                       ==================     ==================

    At December 31, 1998 and 1997, the balances of time deposits greater than $100,000 amounted to $404,000 and $409,110, respectively.

                    ROCKPORT NATIONAL BANK AND SUBSIDIARIES

DEPOSITS (concluded)

A summary of time deposits, by maturity, is as follows:

                                           December 31, 1998                     December 31, 1997
                                   -----------------------------------   -----------------------------------
                                                           Weighted                              Weighted
                                                           Average                               Average
                                        Amount               Rate             Amount               Rate
                                   ------------------    -------------   -----------------     -------------
Within 1 year                      $       8,461,629         5.02%           $  8,134,708           5.18%
After 1 year through 3 years               1,278,559         5.11               1,459,548           5.34
After 3 years through 5 years                888,910         5.22                  82,777           5.50
                                   ------------------                    -----------------

                                   $      10,629,098         5.05%           $  9,677,033           5.20%
                                   ==================                    =================

Interest on deposits, classified by type, is as follows:

                                            Years Ended December 31,
                                      --------------------------------------
                                            1998                 1997
                                      -----------------     ----------------
Regular Savings                            $   432,410           $  368,152
NOW accounts                                    85,448               81,762
Money market accounts                          162,680              155,262
Time deposits                                  519,879              523,165
                                      -----------------     ----------------

                                           $ 1,200,417          $ 1,128,341
                                      =================     ================

6.  SHORT-TERM BORROWINGS

    The Bank has available lines of credit ("LOC") with the Federal Reserve Bank and Federal Home Loan Bank of Boston ("FHLB") in the amount of $1,000,000 and $935,000, respectively.

    At December 31, 1997, short-term borrowings consisted of the following:

    Federal Reserve Bank - LOC                            $   65,000

    Federal Home Loan Bank - LOC                              43,000
                                                      --------------

                                                          $  108,000
                                                      ==============

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

    SHORT-TERM BORROWINGS (concluded)

    Borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of U.S. Government and federal agency securities.

    The average borrowings outstanding for 1998 and 1997 amounted to $159,675 and $850,114, respectively. Interest paid on these funds was $8,618 and $48,381, respectively, with a weighted average rate of 5.40% for 1998 and 5.69% for 1997. The maximum amount outstanding at any month end was $1,707,000 and $2,358,000 for 1998 and 1997, respectively.

7.  INCOME TAXES

    Allocation of federal and state income taxes between current and deferred portions is as follows:

                                             Years Ended December 31,
                                         ---------------------------------
                                             1998               1997
                                         --------------     --------------
    Current tax provision:
        Federal                          $     301,500      $     305,074
        State                                   53,675             75,118
                                         --------------     --------------
                                               355,175            380,192
                                         --------------     --------------
    Deferred tax benefit:
        Federal                                (12,000)           (18,000)
        State                                  (16,000)            (6,000)
                                         --------------     --------------
                                               (28,000)           (24,000)
                                         --------------     --------------

                                         $     327,175      $     356,192
                                         ==============     ==============

                    ROCKPORT NATIONAL BANK AND SUBSIDIARIES

     INCOME TAXES (continued)

     The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                             Years Ended December 31,
                                                         ---------------------------------
                                                               1998            1997
                                                             ---------       ---------
     Statutory rate                                              34.0%           34.0%
     Increase (decrease) resulting from:
        State taxes, net of federal tax benefit                   2.8             4.7
         Non-taxable appreciation of securities donated             -            (1.8)
        Other, net                                                  -             0.1
                                                             ---------       ---------

     Effective tax rates                                         36.8%           37.0%
                                                             =========       =========

     The components of the net deferred tax asset, included in other assets, are as follows:

                                                                    December 31,
                                                         --------------------------------
                                                             1998              1997
                                                         --------------    --------------
     Deferred tax assets:
        Federal                                          $     234,000     $     230,000
        State                                                   81,000            79,000
                                                         --------------    --------------
                                                               315,000           309,000
                                                         --------------    --------------
     Deferred tax liability:
        Federal                                               (192,644)         (197,048)
        State                                                  (55,000)          (68,000)
                                                         --------------    --------------
                                                              (247,644)         (265,048)
                                                         --------------    --------------

     Net deferred tax asset                              $      67,356     $      43,952
                                                         ==============    ==============

                    ROCKPORT NATIONAL BANK AND SUBSIDIARIES

    INCOME TAXES (concluded)

    The tax effects of each type of income and expense item that give rise to deferred taxes are as follows:

                                                         December 31,
                                               ----------------------------------
                                                    1998               1997
                                               ---------------    ---------------
    Cash basis of accounting                   $     (118,000)     $    (129,000)
    Net unrealized gain on securities
        available for sale                             (8,644)            (4,048)
    Depreciation                                       (9,000)           (12,000)
    Allowance for loan losses                         175,000            175,000
    Employee benefit plans                             28,000             16,000
    Other                                                   -             (2,000)
                                               ---------------     ---------------

    Net deferred tax asset                     $       67,356      $      43,952
                                               ===============    ===============


    A summary of the change in the net deferred tax asset is as follows:

                                                    Years Ended December 31,
                                                ---------------------------------
                                                    1998               1997
                                                --------------    ---------------
    Balance at beginning of year                $      43,952     $       17,990
    Deferred tax benefit                               28,000             24,000
    Change in net unrealized gain on
        securities available for sale                  (4,596)             1,962
                                                --------------    ---------------

    Balance at end of year                      $      67,356     $       43,952
                                                ==============    ===============


8.  OFF-BALANCE SHEET ACTIVITIES

    Credit Related Financial Instruments

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.

    These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets.

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

    OFF-BALANCE SHEET ACTIVITIES (concluded)

    Credit Related Financial Investments (concluded)

    The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

    At December 31, 1998 and 1997, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                                     Contract Amount
                                                           ------------------------------------
                                                                1998                1997
                                                           ----------------    ----------------
    Commitments to grant loans                                 $ 2,439,500           $ 769,400
    Unadvanced funds on credit cards                             2,038,167           2,015,187
    Unadvanced funds on home equity lines of credit              1,431,261             789,486
    Unadvanced funds on commercial lines of credit                 483,813             248,643
    Unadvanced funds on overdraft protection agreements            376,018             327,023
    Standby letters-of-credit                                       27,900              62,900

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for home equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case by case basis. Commitments to grant loans and home equity lines of credit are collateralized by real estate.

    Unadvanced funds on commercial lines of credit, credit cards and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are unsecured and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

    Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are primarily issued to support borrowing arrangements. Essentially all letters of credit outstanding as of December 31, 1997 had expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. At December 31, 1998, the standby letter of credit amounting to $27,900 was secured by a deposit account held by the Bank.

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

9.  EMPLOYEE BENEFIT PLANS

    Retirement Plan

    The Bank provides pension benefits for eligible employees through a qualified defined benefit plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after 5 years of such service. Information pertaining to the activity in the plan is as follows:

                                                              Years Ended December 31,
                                                       ----------------------------------------
                                                             1998                   1997
                                                       -----------------      -----------------
    Change in benefit obligation:
       Benefit obligation at beginning of year         $      1,035,776       $        934,749
       Service cost                                              71,321                 54,307
       Interest cost                                             70,824                 63,861
       Actuarial loss                                                 -                 27,745
       Expected benefit payments                                (48,000)               (44,886)
                                                       -----------------      -----------------
       Benefit obligation at end of year                      1,129,921              1,035,776
                                                       -----------------      -----------------

    Change in plan assets:
       Fair value of plan assets at beginning of year         1,041,136                910,806
       Actual return on plan assets                              86,779                149,614
       Employer contribution                                     19,669                 27,419
       Expected benefit payments                                (52,077)               (46,703)
                                                       -----------------      -----------------
       Fair value of plan assets at end of year               1,095,507              1,041,136
                                                       -----------------      -----------------

    Funded status                                               (34,414)                 5,360
    Unrecognized net actuarial gain                             (10,277)                (9,077)
    Unrecognized asset obligation                                (5,322)                (7,055)
                                                       -----------------      -----------------

    Accrued pension cost                               $        (50,013)      $        (10,772)
                                                       =================      =================

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

    EMPLOYEE BENEFIT PLANS (concluded)

    Retirement Plan (concluded)

    The components of net periodic pension cost are as follows:


                                                     Years Ended December 31,
                                                -----------------------------------
                                                     1998                1997
                                                ---------------     ---------------

    Service cost                                $       71,321      $       54,307
    Interest cost                                       70,824              63,861
    Expected return on plan assets                     (81,502)            (71,252)
    Amortization of asset obligation                    (1,733)             (1,733)
                                                ---------------     ---------------

                                                 $      58,910      $       45,183
                                                ===============     ===============

    For plan years ended December 31, 1998 and 1997, actuarial assumptions include an assumed discount rate on benefit obligations and an expected long-term rate of return on plan assets of 7% and 8%, respectively, for both years. An annual salary increase of 5.0% was utilized for both years.

    401(k) Plan

    The Bank has a 401(k) plan for eligible employees. Each employee reaching the age of 19 and having completed at least 1,000 hours of service in one consecutive twelve-month period becomes a participant in the 401(k) plan. Participating employees may contribute up to 15% of salary to the plan up to a maximum amount allowable under federal regulations. There were no contributions made by the Bank to the plan for the years ended December 31, 1998 and 1997.

    Supplemental Retirement Benefit

    During 1998, the Bank entered into Supplemental Retirement Plans with its Chief Executive Officer and its Chief Financial Officer. The Plans provide for supplemental post retirement benefits as defined in the Plans and contain certain change in control and death benefits. The Bank has purchased life insurance to provide funding for this obligation, the cash surrender value of which is included in other assets and amounted to approximately $363,000. There was no liability at December 31, 1998.

                    ROCKPORT NATIONAL BANK AND SUBSIDIARIES

10. STOCKHOLDERS' EQUITY

    Minimum regulatory capital requirements

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.
    The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Bank meets all capital adequacy requirements to which they are subject.

    As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of December 31, 1998 and 1997 are also presented in the table.

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

    STOCKHOLDERS' EQUITY (concluded)

    Minimum regulatory capital requirements (concluded)


                                                                 December 31, 1998
                                   --------------------------------------------------------------------------------
                                                                                                  Minimum
                                                                                                 To Be Well
                                                                      For Minimum              Capitalized Under
                                                                        Capital                Prompt Corrective
                                               Actual              Adequacy Purposes           Action Provisions
                                   -----------------------------------------------------    ------------------------
                                       Amount        Ratio        Amount        Ratio         Amount        Ratio
                                     -----------    --------    -----------    ---------    -----------    ---------
                                                                 (Dollars in Thousands)
Total Capital                         $ 5,347         14.4%        $2,985         8.0%        $ 3,732        10.0%
    (to risk weighted assets)

Tier 1 Capital                          4,907         13.1          1,493         4.0           2,239          6.0
     (to risk weighted assets)

Tier 1 Capital                          4,907          8.5         $2,310 -       8.5 -         2,887          5.0
    (to average assets)                                             2,887         5.0

11.  CHARITABLE FOUNDATION



                                                                 December 31, 1997
                                   ---------------------------------------------------------------------------
                                                                                              Minimum
                                                                                             To Be Well
                                                                  For Minimum            Capitalized Under
                                                                    Capital              Prompt Corrective
                                           Actual               Adequacy Purposes        Action Provisions
                                   ------------------------  -----------------------   -----------------------
                                      Amount       Ratio       Amount       Ratio        Amount       Ratio
                                   ------------------------  -----------   ---------   -----------  ----------
                                                             (Dollars in Thousands)
Total Capital                         $ 4,915      17.1%       $ 2,304       8.0%        $ 2,880       10.0%
    (to risk weighted assets)

Tier 1 Capital                          4,554      15.8          1,152       4.0           1,728        6.0
     (to risk weighted assets)

Tier 1 Capital                          4,554       8.9          2,055 -     4.0 -         2,568        5.0
    (to average assets)                                          2,568       5.0

    During 1997, the Bank made a donation to a public charity to provide grants to charitable organizations. The Bank donated marketable equity securities with a cost basis and market value of $50,400 and $101,250, respectively, at the date of transfer. Such securities had been classified as available for sale and, accordingly, the transfer resulted in the Bank recognizing the net unrealized appreciation of the securities of $50,850 in the consolidated statement of income.

12. HOLDING COMPANY FORMATION

    On February 23, 1999, the Bank's Board of Directors voted to approve the formation of a Bank Holding Company. If adopted, the Bank would become a wholly-owned subsidiary of the newly formed Bank Holding Company, Rockport National Bancorp, Inc. ("the Company"). Shareholders of the Bank would receive one share of common stock of the Company in exchange for each share of stock in the Bank. Reorganization of the Bank as a wholly-owned subsidiary of the Company is subject to regulatory and shareholder approval.

                    ROCKPORT NATIONAL BANK AND SUBSIDIARIES

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

    The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

         Cash and cash equivalents:  The carrying amounts of these financial
         -------------------------
         instruments approximate fair values.

         Securities:  Fair values for securities, excluding Federal Reserve Bank
         ----------
         stock and Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Reserve Bank stock is deemed to approximate fair value. The carrying value of the Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank of Boston.

         Loans:  For variable-rate loans that reprice frequently and with no
         -----
         significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

         Deposits:  The fair values disclosed for demand deposits (e.g.,
         --------
         interest and non-interest checking, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         Short-term borrowings:  The carrying amounts of these short-term lines
         ---------------------
         of credit approximate fair values.

                     ROCKPORT NATIONAL BANK AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Concluded)

    FAIR VALUE OF FINANCIAL INSTRUMENTS (concluded)

         Accrued interest:  The carrying amounts of accrued interest approximate
         ----------------
         fair value.

         Off-balance-sheet instruments:  Fair values for off-balance-sheet
         -----------------------------
         lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair values for these instruments are not material.

    The carrying amount and estimated fair value of the Bank's financial instruments are as follows:

                                              December 31, 1998                          December 31, 1997
                                    ---------------------------------------   ----------------------------------------
                                         Carrying               Fair               Carrying               Fair
                                          Amount               Value                Amount                Value
                                    ------------------   ------------------   -------------------  -------------------
    Financial assets:
        Cash and cash equivalents       $ 2,987,860          $ 2,987,860           $ 2,502,213          $ 2,502,213
        Securities available
            for sale                      1,032,499            1,032,499             1,030,156            1,030,156
        Securities held to
            maturity                     16,019,491           16,115,136            15,959,349           15,968,889
        Federal Reserve
            Bank stock                       25,700               25,700                25,700               25,700
        Federal Home Loan
            Bank stock                      220,000              220,000               205,700              205,700
        Loans, net                       37,285,751           37,928,000            30,534,827           30,631,000
        Accrued interest
            receivable                      387,731              387,731               382,119              382,119

    Financial liabilities:
        Deposits                         54,021,426           54,051,000            46,995,619           47,013,000
            Short-term borrowings                 -                    -               108,000              108,000


                         DESCRIPTION OF CAPITAL STOCK

     The Bank's authorized Common Stock consists of 500,000 shares of common stock, par value of $1.00 per share (the "Bank Shares"), of which 209,775 shares are issued and outstanding, all of which are to be exchanged on a share for share basis for stock of the Company. The authorized common stock of the Company consists of 1,000,000 shares of common stock, par value of $.01 per share (the "Company Shares") of which 209,775 shares are expected to be issued and outstanding after the Reorganization.

     All Bank Shares currently outstanding are fully paid and nonassessable except as provided pursuant to the National Bank Act. However, such assessment provisions have not been used by the OCC in recent years. All Company Shares to be issued as a result of the Reorganization will be, fully paid and nonassessable. While holders of Bank Shares have preemptive rights, shares issued by the Company will not have preemptive rights and, as a result, new shares of the Company could be offered to the public or to other investors without first being offered to the shareholders of the Company. There are no redemption or sinking fund provisions applicable to either the Bank Shares or the Company Shares. Cumulative voting is presently permitted to holders of Bank Shares in the election of directors. However, cumulative voting will not be permitted in the election of directors of the Company. See "COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF THE BANK AND THE COMPANY."

             COMPARISON OF THE RIGHTS OF  SHAREHOLDERS OF THE BANK
                                AND THE COMPANY

GENERAL

     The following discussion briefly summarizes certain differences between the rights of shareholders of the Bank and the Company as well as the laws affecting national banks and Massachusetts corporations.

     If the Reorganization is consummated, all shareholders who own shares of the Bank's Common Stock (except dissenting shareholders who exercise their appraisal rights) will become owners of shares of the Common Stock of the Company. The Bank is a national banking association governed by its Articles of Association, Bylaws and by the laws and regulations governing national banks.
In contrast, the Company is a business corporation governed by its Articles of Organization, Bylaws and by the corporate laws of the Commonwealth of Massachusetts. Upon consummation of the Reorganization, the Company will become a Bank Holding Company also governed by the laws affecting bank holding companies and by regulations promulgated by the Federal Reserve Board.

     The Company's Articles of Organization authorizes the issuance of 1,000,000 shares of common stock with a par value of $.01 per share. If the Plan is effected, up to 209,775 of such shares will be issued and outstanding. The Bank's Articles of Association authorize the issuance of 500,000 shares of common stock with a par value of $1.00 per share, of which 209,775 shares were issued and outstanding on the record date.

     The Company's Articles of Organization permit the Board of Directors of the Company to issue additional common stock without the approval of the shareholders of the Company.

SUMMARY OF ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Organization and Bylaws provide certain provisions which may make it difficult for persons or entities to gain control of the Company (so-called "anti-takeover provisions"). Among the anti-takeover protections which are afforded to the Company are: (1) provision for a classified (or staggered) board of directors; (2) absence of cumulative voting rights in the election of directors; (3) increased ("super-majority") vote requirements for certain mergers, consolidations, or sales of substantially all of the assets of the Company or for similar business combinations; (4) prohibition of amendments to the Bylaws unless approved by directors or the affirmative vote of at least two-thirds of the shareholders; (5) prohibition of amendments to certain provisions of the Articles of Organization unless the amendment has been first approved by the affirmative vote of up to 80% of the shares outstanding and entitled to vote.

     While the above-listed provisions in the Articles of Organization and Bylaws of the Company were adopted to benefit the shareholders of the Company, such provisions in certain circumstances could have effects which would not necessarily be in the best interests of certain shareholders. These negative effects might include: (i) making more difficult or discouraging a future takeover attempt, particularly if it is not approved by the Board of Directors of the Company and even if a majority of shareholders might deem the attempt to be in their best interests; or (ii) making it more difficult to remove incumbent directors and officers of the Company, even if a majority of the shareholders desire to do so and regardless of the reasons therefor; or (iii) limiting the opportunity of shareholders to participate in certain transactions with the Company from which some of them might otherwise benefit.

      In addition to these anti-takeover protections, the Board of Directors of the Company has the authority, subject to certain limitations, to direct repurchases of, or issue additional Company Common Stock. Further, under the Holding Company Act, a takeover of the Company by another company (as defined in the Bank Holding Company Act) would be subject to the prior approval of the Board of Governors of the Federal Reserve System. A takeover by an individual or a group not defined as a company under the Holding Company Act would be subject to prior notice and possible denial under the Federal Change in Bank Control Act of 1978. Other legal requirements, particularly under the federal banking and securities laws, also regulate or restrict in various ways attempted takeovers of banks and bank holding companies.

Classified Board.  While directors of the Bank are elected each year for a one
----------------
year term, the Articles of Organization of the Company provide that the Board of Directors of the Company will be divided into three approximately equal classes, to serve staggered three-year terms. Thus, as a general rule, replacement of a majority of the Board of Directors will require at least two annual meetings, even if holders of a majority of the voting stock of the Company favor such replacement. Such classification should act to moderate the pace of any change in control of the Board of Directors of the Company by extending the time required to replace a majority of the directors. Such extension might tend to discourage to some extent a tender offer or other takeover bid by any entity or group desiring to obtain control of the Company.

     Classification of the Board of Directors of the Company is intended to enable the Board to protect more effectively the interests of the remaining shareholders in the event that another corporation or group obtains voting control of a major block of the voting stock of the Company, but it will also make it more difficult for the shareholders to change the composition of the Board of Directors even in situations when this might be considered desirable, for instance on account of a poor performance record or misconduct of one or more of the incumbent directors. The provision for a classified Board is, of course, operative even though no tender offer or takeover bid has been or is being made for control of the Company.

Absence of Cumulative Voting.  Unlike the rights of shareholders of the Bank
----------------------------
under the National Bank Act, the Articles of Organization of the Company specifically deny cumulative voting in the election of directors.

     Without cumulative voting, holders of a majority of the voting shares present at an annual meeting will be able to elect all of the directors to be elected at that meeting, and no persons holding shares or proxies representing less than a majority of the shares present will be able to elect any director, as they might if cumulative voting were applicable. The absence of cumulative voting is intended to prevent an entity or group which has accumulated a significant minority block of shares from obtaining representation on the Board of Directors of the Company, unless and until such entity or group is able to persuade enough of the remaining shareholders of the Company to vote for its representatives so that it controls a majority of the votes.

Increased Vote and Fair Price Provisions For Business Combinations.   The
------------------------------------------------------------------
National Bank Act requires the approval of two-thirds of the capital stock of the Bank and the approval of the OCC in connection with any merger or consolidation of the Bank with any other bank, and requires the approval of two-thirds of the capital stock of the Bank in connection with any voluntary liquidation or dissolution of the Bank.

     Under Article VI, Section 5 of the Company's Articles of Organization, none of the above-described transactions could be entered into by the Company unless one of the following conditions shall have been met: (i) the transaction shall have been approved by at least 80% of the total number of shares of stock of the Company entitled to vote on the matter and by at least a majority of the total number of shares of stock of the Company entitled to vote on the matter not owned by the entity which is a party to the transaction, or any subsidiary or affiliate thereof (the "Receiving Entity"); (ii) the transaction shall have been approved by at least 80% of the members of the Board of Directors of the Company not affiliated with the Receiving Entity (hereinafter the "Unaffiliated Directors"); (iii) the transaction shall have been approved by a majority of the Unaffiliated Directors prior to the date on which the Receiving Entity first acquired any share of the Company's stock; or (iv) the transaction shall have been approved by the holders of at least a majority of the shares of each class of stock of the Company entitled to vote on the matter and by at least a majority of the shares of each class of stock of the Company entitled to vote on the matter not owned by the Receiving Entity or any stockholder of the Receiving Entity, and the aggregate of the cash and fair market value of all consideration to be paid to holders of the common stock of the Company is equal to a Premium Price described in the next paragraph. The provisions of the Company's Articles of Organization which set forth the requirements for approval of the above-described transactions may not be amended except by the affirmative vote of at least 80% of the shares of each class of stock of the Company outstanding and entitled to vote.

     The Premium Price provisions referred to in (iv) above require that the Receiving Entity pay the Company's remaining shareholders an amount equal to the greater of (a) the highest price paid per share by the Receiving Entity in acquiring any of the Company's stock; or (b) an amount which is at least four times the per share book value of the Company's common stock as of the last day of the most recent fiscal quarterly period of the Company preceding the date of the vote of shareholders approving the transaction in question; provided, however, that the consideration to be paid to the holders of the common stock of the Company shall be in the same form as that paid by the Receiving Entity in acquiring the shares of the common stock held by it except to the extent that any stockholder of the Company shall otherwise agree.

     The Company believes that these increased vote and premium price provisions for business combinations will help increase the likelihood that any such proposed transaction will be on terms fair to all of the shareholders of the Company, particularly if the transaction is proposed by a dominant shareholder who might be able to obtain approval by a simple majority primarily on the basis of its own shareholdings, even if the transaction were not in the best interests of or were opposed by a majority of the remaining shareholders. On the other hand, the increased vote requirement may in effect grant a minority of the shareholders a veto over a transaction favored by a majority of the shareholders, even if it were also favored by all or a majority of the Board of Directors of the Company.

     Massachusetts Anti-takeover Laws. Chapter 110D of the Massachusetts General
     --------------------------------
Laws covers "control share acquisitions" affecting corporations incorporated in Massachusetts that have 200 shareholders or more and possess certain statutory indicia reflecting additional substantial ties to Massachusetts (as is the case with the Company). After the Reorganization the Company will have just less than 200 shareholders . Chapter 110D limits the voting rights of beneficial ownership of shares held by persons who have acquired an additional 20% or more of the voting power of the target corporation. Under this statute, shares acquired in a control share acquisition retain the same voting rights as all other shares of the same class or series only to the extent authorized by a vote of the majority of all shares entitled to vote for the election of directors, excluding such acquired shares. A corporation that is otherwise subject to Chapter 110D may expressly provide in its articles of organization or bylaws that the statute does not apply. The Company has not included any such "opt out" provision in either the Company's Articles of Organization or Bylaws.

     Chapter 110F of the Massachusetts General Laws provides that if any acquiror buys 5% or more of a target company's stock, where the target company has 200 or more shareholders and possesses certain statutory indicia reflecting substantial ties or nexus to Massachusetts (as is the case with the Company), without the prior approval of the target company's board of directors, such acquiror generally may not, for a period of three years, (i) complete the acquisition of the target company through a merger, (ii) pledge or sell any assets of the target company or (iii) engage in other self-dealing transactions with the target company. The prior board of directors approval requirement does not apply if the acquiror buys at least 90% of the target company's outstanding stock in the transaction in which it crosses the 5% threshold or if the acquiror, after crossing the threshold, obtains the approval of the target company's board of directors and two-thirds of the target company's stock held by persons other than the acquiror. A corporation that would otherwise be covered by Chapter 110F may expressly provide in its articles of organization that the statute does not apply. The Company's Articles of Organization do not contain any such "opt out" provision.

     Increased Shareholder Vote for Amendment or Repeal of Certain Provisions in
     ---------------------------------------------------------------------------
Articles of Organization.  Under Massachusetts Law, amendments of a
------------------------
corporation's articles of organization generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon. However, certain amendments to a corporation's articles of organization require a two-thirds vote. Massachusetts law also permits provisions in the articles of organization which require a greater vote than the vote otherwise required by law for any shareholder action. The Company's Articles of Organization require that certain provisions may only be amended by the affirmative vote of at least 80% of the shares entitled to vote thereon. The requirement of an increased shareholder vote is designed to prevent a shareholder with a majority of the voting power of the Company from avoiding the requirements of the previously discussed provisions of the Articles of Organization by simply amending and undoing all of the provisions. One effect of these increased shareholder vote provisions may be to give management or minority shareholders veto power over future changes in the Articles of Organization regardless of whether the changes are desired or beneficial to a majority of the shareholders, thereby discouraging changes which a majority of the shareholders may approve, and thereby assisting management in retaining their positions.

BYLAW AMENDMENTS

     Under Massachusetts law, the power to adopt, amend or repeal bylaws lies in the shareholders entitled to vote; provided, however, that if authorized by the corporation's articles of organization, the bylaws may confer the power to adopt, amend or repeal bylaws upon the directors. The Company's Bylaws provide that its Bylaws may be amended by the affirmative vote of a majority of the directors unless a higher vote or shareholder vote is required by law, the Articles of Organization or Bylaws. In addition, the Company's Bylaws provide that they may be amended by shareholders by two-thirds of the total votes eligible to be cast at a duly constituted meeting.

     The purpose of these various provisions of the Company's Articles of Organization and Bylaws is to limit the circumstances and conditions under which an individual or entity may acquire control of the Company and to limit and prescribe the conditions under which large blocks of the Company's stock may be purchased. As a result of these provisions, the price of the Company's stock may not be subject to the same price increases that it might enjoy without provisions such as these.

REMOVAL OF DIRECTORS

     The National Bank Act does not contain any provision regarding the removal of directors by shareholders. In addition, there are no provisions in the Bank's Articles of Association or Bylaws which specifically address the ability of shareholders to remove directors from office.

     Under the Bylaws of the Company, shareholders would only have the right to remove Directors of the Company from office only for cause which is limited to
(i) conviction of a felony, (ii) declaration of unsound mind by order of court,
(iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results both in an improper substantial personal benefit and a material injury to the Company. A Director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing removal.

DIVIDENDS

     Under Massachusetts law, the payment of dividends and the redemption or repurchase of a corporation's stock are generally permissible, if such actions do not violate the corporation's articles of organization, provided that the corporation is not insolvent or rendered insolvent by the action.

     The holders of the common stock of the Bank are entitled to dividends when and if declared by the Bank's Board of Directors out of funds legally available therefor. National banks are subject to provisions of the National Bank Act, which, among other things, generally limit the payment of dividends by national banks if such dividends would exceed the Bank's net profits, or impair the Bank's capital structure. Funds for the payment of dividends and interest expenses of the Company are expected to be obtained primarily from dividends of the Company's subsidiary bank.

PREEMPTIVE RIGHTS

     Shareholders of the Bank are generally entitled to preemptive rights to acquire Bank stock upon any issuance thereof by the Bank. Unless otherwise provided in a corporation's articles of organization, Massachusetts law does not grant preemptive rights. The Company's Articles of Organization do not provide for preemptive rights. As a result, new shares of the authorized capital stock of the Company could be offered to the public or to other investors without first being offered to the shareholders of the Company resulting in a dilution of ownership interest to existing security holders.

PAR VALUE AND BOOK VALUE

     The Bank's common stock has a par value of $1.00 per share. The Company's common stock has a par value of $.01 per share. However, the book value of the common stock of the Company immediately after consummation of the transaction is expected to be approximately equal to the book value of the common stock of the Bank immediately prior to consummation of the transaction.

MERGERS, SALES OF ASSETS AND SIMILAR TRANSACTIONS

     In addition to requiring regulatory approval under federal banking law, a conversion, merger or consolidation involving the Bank or the sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of the assets of the Bank (as well as an exchange of stock of a national bank by the Company as contemplated hereby) must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class, whether or not otherwise entitled to vote.

     Massachusetts law provides that an agreement of merger, consolidation or sale or other disposition of all or substantially all of a corporation's assets must be adopted by the affirmative vote of holders of two-thirds of the outstanding stock entitled to vote thereon or a lesser amount if the articles of organization provide otherwise but not less than a majority, but does not require the separate vote of any class of such stock unless any such agreement would adversely affect the rights of any class of stock. Additionally, Massachusetts law provides that for an agreement of merger, the vote of the shareholders of the surviving Massachusetts corporation is generally not required, unless its articles of organization provide otherwise and need only be
approved by a vote of its directors if certain statutory criteria is met.   The
Company's Articles of Organization do not require such approval.

APPRAISAL RIGHTS

     Applicable federal banking law provides dissenters' rights of appraisal in a merger or consolidation to the shareholders of the merging bank but not to shareholders of the surviving bank. (See "Rights of Dissenting Shareholders".) Under Massachusetts law, appraisal rights are available in connection with certain statutory mergers or consolidations, except that such rights are not available when the corporation is to be the surviving corporation and no vote of its shareholders is required for the merger.

                  MARKET PRICE OF AND DIVIDENDS ON THE BANK'S
                  -------------------------------------------
                    SHARES AND RELATED SHAREHOLDER MATTERS
                    --------------------------------------

PRICE RANGE OF SHARES

     The Bank's common stock is traded in the over-the-counter market. The market for the Bank's Common Stock has not been active. There are no market
makers for the Bank's stock.   As of May 10, 1999, there were 209,775 shares
issued and outstanding which were held by approximately 168 shareholders. The following table sets forth transactions in the Bank's common stock as of the end of the most recently completed fiscal quarter of the current fiscal year and of each quarter of the two most recently completed fiscal years:

1997                   HIGH/LOW
                       --------
  First Quarter......    18      17 1/2
  Second Quarter.....    17 3/4  17 3/4
  Third Quarter......    19      18 1/2
  Fourth Quarter.....    *       *

1998
  First Quarter......    28      24
  Second Quarter.....    28      26
  Third Quarter......    31 7/8  28
  Fourth Quarter.....    33 1/4  31 7/8

1999
  First Quarter......    33 1/4  31
  Second Quarter
  (April 1, through
   April 8, 1999)....    32 3/4  32 1/4

Source:  Bloomberg, L.P.
         *There were no trades in the Bank's Common Stock during the fourth quarter of 1997.

DIVIDENDS

  All shares of the Bank's Common Stock are entitled to participate equally and ratably in such dividends as may be declared by the Board of Directors out of funds legally available therefore. During 1998, 1997 and 1996, the Bank declared annual dividends of $1.00, $.90 and $.70 per share, respectively.

  After the consummation of the Reorganization, holders of Company Common Stock will be entitled to dividends and other distributions as may be declared from time to time by the Board of Directors of the Company out of the funds legally available therefor. While the Company will not be subject to the statutory restrictions on the payment of dividends applicable to a national banking association, the Company's ability to pay dividends will depend upon and be limited by the dividends paid by the Bank to the Company. Further, the ability of the Company to pay dividends will, of course, also depend upon the Company's earnings, capital requirements, financial condition and cash requirements, general business conditions and other pertinent factors not presently determinable.

                                 LEGAL MATTERS
                                 -------------

  The legality of the shares offered hereby will be passed upon for the Company and the Bank by the law firm of Cranmore, FitzGerald & Meaney, 49 Wethersfield Avenue, Hartford, Connecticut 06114.

                            INDEPENDENT ACCOUNTANTS
                            -----------------------

  Wolf & Company, P.C., One International Place, Boston, Massachusetts 02110-9801, independent accountants, served as auditors for the Bank for the years ended December 31, 1998, 1997, and 1996. Wolf & Company, P.C. has been appointed to serve as auditors for the Bank and the Company for the year ending December 31, 1999. Representatives of Wolf & Company, P.C. will be present at the Annual Meeting of the Bank's shareholders to respond to appropriate shareholder questions.

                                 OTHER MATTERS
                                 -------------

  The Annual Meeting is called for the purpose set forth in the notice. Bank management does not know of any matter for action by shareholders at such meeting other than the matters described in the notice. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to management at the time of the printing hereof and which may properly come before the meeting. It is the intention of the persons named in the Proxy to vote the Proxy in accordance with the recommendations of management.

                      WHERE YOU CAN FIND MORE INFORMATION
                      -----------------------------------

  The Company filed a Registration Statement on Form S-4 to register with the SEC, the Company Common Stock to be issued to Bank shareholders in the Reorganization. This Proxy Statement and Prospectus is a part of that Registration Statement and constitutes a prospectus of the Company in addition to being a proxy statement of the Bank for the Annual Meeting. As allowed by the SEC rules, this Proxy Statement and Prospectus does not contain all the information you can find in the Registration Statement. You may read and copy any reports, statements or other information filed by the Company at the SEC's public reference rooms in Washington, D.C., New York, or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company's SEC filings are also available to the public from commercial document retrieval services and at the Website maintained by the SEC at "http://www.sec.gov."

                                   Exhibit A


                      PLAN AND AGREEMENT OF REORGANIZATION


                               AGREEMENT TO MERGE
                                    between
                             ROCKPORT NATIONAL BANK
                                      and
                     THE INTERIM NATIONAL BANK OF ROCKPORT
                              under the charter of
                     THE INTERIM NATIONAL BANK OF ROCKPORT
                               under the title of
                             ROCKPORT NATIONAL BANK


     This Agreement is made between Rockport National Bank, a national banking association located at 16 Main Street, Rockport, County of Essex in the Commonwealth of Massachusetts, and The Interim National Bank of Rockport (hereinafter referred to as "Interim Bank"), a national banking association located at the same address, and is assented to by Rockport National Bancorp, Inc., a Massachusetts corporation (hereinafter referred to as "Holding Company").

     Rockport National Bank and Interim Bank are banks duly organized under the banking laws of the United States of America. As of December 31, 1998, Rockport National Bank had capital stock issued and outstanding in the amount of $209,775 (divided into 209,775 shares of common stock of the par value of $1.00 per share), surplus of $646,693 and undivided profits of $4,050,198.

     Interim Bank was organized on March 26, 1999 and has authorized capital stock in the amount of $500,000 (divided into 500,000 shares of common stock of the par value of $1.00 per share). Immediately prior to the merger becoming effective, 100,000 shares of Interim Bank shall be issued and outstanding and Interim Bank shall have a surplus in the amount of $20,000. The merger hereby provided for shall hereinafter be called the "merger."

     Holding Company is a corporation duly organized under the laws of the Commonwealth of Massachusetts and has its principal office in the Town of Rockport, County of Essex, Commonwealth of Massachusetts. Holding Company's authorized capital stock consists of 1,000,000 shares of common stock, of the par value of $0.01 per share.

     A majority of the Board of Directors of the Interim Bank and a majority of the Board of Directors of Rockport National Bank have, respectively, approved this Agreement and authorized its execution. A majority of the Board of Directors of the Holding Company has approved this Agreement, agreed that the Holding Company shall join in and be bound by it, and authorized the undertakings hereinafter made by the Holding Company.

     This Agreement is and shall be deemed to be a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

     NOW THEREFORE, in consideration of the premises, Rockport National Bank and the Interim Bank, joined in by the Holding Company, hereby make this Agreement prescribing the terms and conditions of merger of Rockport National Bank with and into the Interim Bank as follows:

     Section 1.

     Rockport National Bank shall be merged into The Interim National Bank of Rockport under the charter of the latter, but shall retain the charter number of Rockport National Bank, Charter Number 1194.

     Section 2.

     The name of the receiving association (hereinafter referred to as the "association") shall be Rockport National Bank.

     Section 3.

     The business of the association shall be that of a national banking association. This business shall be conducted by the association at its main office which shall be located at Rockport, Massachusetts, and at its legally established branches.

     Section 4.

     The amount of outstanding capital stock of the association shall be $500,000, divided into 500,000 shares of common stock, each of $1.00 one dollar par value, and at the time the merger shall become effective, the association shall have a surplus of $666,693 and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses (and if applicable, purchase accounting adjustments) between December 31, 1998, and the effective time of the merger, and for cash payment of $120,000 upon consummation of the merger to the Holding Company as set forth under Section 7 and/or Section 8 of this Agreement.

     Section 5.

     All assets as they exist at the effective time of the merger shall pass to and vest in the association without any conveyance or other transfer. The association shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the effective time of the merger. A committee of six directors, three to be appointed by the Board of Directors of each bank at the time of the merger shall have satisfied themselves, that the statement of condition of each bank as of March 31, 1999, fairly presents its financial condition and since such date there has been no material adverse change in the financial condition or business of either bank.

     Section 6.

     This Agreement shall be submitted to the shareholders of Rockport National Bank and Interim Bank for ratification and confirmation at meetings to be called and held in accordance with the applicable provisions of law and their respective Articles of Association and Bylaws. Rockport National Bank and Interim Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law, or otherwise necessary for consummation of the merger on the terms herein provided including, without being limited to, the preparation and submission of an application to the Office of the Comptroller of the Currency of the United States for approval of the merger under the provisions of Section 18(c) of the Federal Deposit Insurance Act, as amended, 12 U.S.C. Section 1828(c), and Section 215a of Title 12, United States Code.

     Section 7.

     Upon the merger becoming effective:

     (a) Each share of the common stock of Rockport National Bank shall, by virtue of this Agreement and without any action on the part of the holder hereof, be converted into and become one (1) share of the common stock of Holding Company. Each holder of any such shares of Rockport National Bank which shall have been so converted into common stock of Holding Company shall, upon surrender in proper form to the Association for cancellation of one or more stock certificates (hereinafter called "Old Certificates") which, prior to the merger becoming effective, represented common stock or Rockport National Bank, be entitled to receive as evidence of the shares so converted one or more stock certificates (hereinafter called "New Certificates") bearing the name of Holding Company as issuer for the number of shares of Holding Company represented by such Old Certificates when surrendered. Until so surrendered, each Old Certificate shall be deemed, for all corporate purposes, to evidence the ownership of the number of shares of common stock of the Holding Company which the holder thereof would be entitled to receive upon its surrender, except that Holding Company may withhold, from the holder of shares represented by such Old Certificates, distribution of any or all dividends declared by Holding Company on such shares until such time as such Old Certificates shall be surrendered in exchange for one or more New Certificates, at which time dividends so withheld by Holding Company with respect to such shares shall be delivered, without interest thereon, to the shareholder to whom such New Certificates are issued.

     (b) The shares of common stock of Rockport National Bank outstanding immediately before the merger becomes effective shall be cancelled immediately after the merger becomes effective and the Association shall repay an amount equal to the $120,000 capital of the Interim Bank to the Holding Company. The amount of the total capital of the Association outstanding upon completion of the merger shall be equal to the total capital of Rockport National Bank immediately before the merger.

     (c) No cash shall be allocated to shareholders of Rockport National Bank (except as to those shareholders who elect to dissent from the plan of merger as provided in Section 11 hereof) or to any other person, firm or corporation, and to shareholders of Rockport National Bank of record at the time the merger becomes effective, there shall be allocated such amount and such number of shares of common stock of Holding Company, with a par value of ($0.01) one cent per share, as shall be equal to the amount and the number of shares of common stock of Rockport National Bank outstanding immediately before the merger, such allocation to be made on the basis of one (1) share of common stock of Holding Company for each one (1) shares of common stock of Rockport National Bank held of record at the time of the merger.

     Section 8.

     None of the banks shall declare nor pay any dividend to its shareholders between the date of the Agreement and the time at which the merger shall become effective, nor dispose of any of its assets in any other manner except in the normal course of business and for adequate value, except, however, that upon consummation of the merger, the association shall declare a special dividend and pay its sole shareholder, the Holding Company, an amount equal to the $120,000 initial capital of the Interim Bank.

     Section 9.

     The present Board of Directors of Interim Bank shall continue to serve as the Board of Directors of the association until the next annual meeting or until such time as their successors have been elected and have qualified.

     Section 10.

     Effective as of the time this merger shall become effective as specified in the merger approval to be issued by the Comptroller of the Currency, the articles of association of the association shall read in their entirety as provided in Schedule A, attached hereto, and the bylaws of the association shall read in their entirety as provided in Schedule B, attached hereto.

     Section 11.

     This Agreement may be terminated by the unilateral action of the Board of Directors of any participant prior to the approval of the shareholders of the participant or by the mutual consent of the board of all participants after any shareholder group has taken affirmative action. Because time is of the essence to this Agreement, if for any reason the transaction shall not have been consummated by December 31, 1999, this Agreement shall terminate automatically as of that date unless extended, in writing, prior to this date by mutual action of the boards of directors of the participants.

     In addition, this Agreement may be terminated by unilateral action of the Board of Directors of any participant prior to the consummation of the merger, if such Board of Directors is of the opinion that:

     (a) The number of shares of capital stock of Rockport National Bank voted against the merger, or in respect of which written notice is given purporting to dissent from the merger, shall make consummation of the merger unwise; or

     (b) Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed merger which shall make consummation of the merger inadvisable in the opinion of either the Board of Directors of Rockport National Bank or the Board of Directors of the Interim Bank; or

     (c) Any action, consent or approval, governmental or otherwise, which is, in the opinion of counsel for Rockport National Bank or may be, necessary to permit or enable the association, upon and after the merger, to conduct all or any part of the business and activities of the Bank up to the time of the merger in the manner in which such activities and business are then conducted shall not have been obtained; or

     (d) There shall not have been obtained an opinion of counsel or a ruling from the Internal Revenue Service satisfactory in form and substance to Rockport National Bank and counsel for Rockport National Bank to the effect that under the Internal Revenue Code of 1986, as amended, neither gain nor loss will be recognized for federal income tax purposes to Rockport National Bank, the Interim Bank, the Holding Company or the shareholders (other than the dissenting shareholders who elect appraisal rights) of Rockport National Bank by reason of the transactions contemplated herein and as to such further matters relating to the tax consequences of the transaction contemplated hereby, as Rockport National Bank or its counsel may deem advisable; or

     (e) For any other reason consummation of the merger is inadvisable in the opinion of the respective Board of Directors of either Rockport National Bank or Interim Bank.

     Section 12.

     This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the merging banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors; and the merger shall become effective at the time specified in a merger approval to be issued by the Comptroller of the Currency of the United States.

     WITNESS, the signatures and seals of Rockport National Bank, The Interim National Bank of Rockport (In Organization), and Rockport National Bancorp, Inc. this 13th day of April, 1999, each by its president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its Board of Directors, acting by a majority, and witness the signatures of a majority of each of the Board of Directors:

                                    Rockport National Bank


                               By /s/ Peter A. Anderson
                                  ----------------------------
                                      Peter A. Anderson
                               Its:   President


Attest: /s/ Margaret A. Murphy
        -------------------------------
            Margaret A. Murphy
Its:        Executive Vice President
            and Chief Financial Officer

(Seal of Bank)

   The Directors of Rockport National Bank:


    /s/ Peter A. Anderson                      /s/ Wendel W. Cook
   ---------------------------------------    ----------------------------------
   Peter A. Anderson                          Wendel W. Cook


   /s/ Herbert L. Elwell                       /s/ James W. Curtis, Jr.
   ----------------------------------------    ---------------------------------
   Herbert L. Elwell                           James W. Curtis, Jr.


   /s/ Richard J. Meringer                     /s/ Theodore A. Scharfenstein
   --------------------------------------      ---------------------------------
   Richard J. Meringer                         Theodore A. Scharfenstein


   /s/ Michael C. Shea                         /s/ Robert H. Welcome
   ----------------------------------------    ---------------------------------
   Michael C. Shea                             Robert H. Welcome

                     The Interim National Bank of Rockport
                               (In Organization)


                                    By: /s/ Peter A. Anderson
                                        --------------------------------------
                                         Peter A. Anderson
                                    Its: President


Attest: /s/ Margaret A. Murphy
        -------------------------
        Margaret A. Murphy
 Its:   Executive Vice President
        and Chief Financial Officer


(Seal of Bank)

               Directors of The Interim National Bank of Rockport
                               (In Organization):

    /s/ Peter A. Anderson                      /s/ Wendel W. Cook
   -----------------------------       ------------------------------------
   Peter A. Anderson                   Wendel W. Cook


   /s/ Herbert L. Elwell                       /s/ James W. Curtis, Jr.
   -----------------------------       ------------------------------------
   Herbert L. Elwell                   James W. Curtis, Jr.


   /s/ Richard J. Meringer                    /s/ Theodore A. Scharfenstein
   -----------------------------       -------------------------------------
   Richard J. Meringer                 Theodore A. Scharfenstein


   /s/ Michael C. Shea                         /s/ Robert H. Welcome
   -----------------------------       -------------------------------------
   Michael C. Shea                     Robert H. Welcome

                                    Rockport National Bancorp, Inc.


                                    /s/ Peter A. Anderson
                                    --------------------------------
                                    Peter A. Anderson
                                    Its: President


Attest: /s/ Margaret A. Murphy
       ---------------------------
       Margaret A. Murphy
       Its: Secretary


(Seal of Corporation)

                The Directors of Rockport National Bancorp, Inc.


    /s/ Peter A. Anderson                      /s/ Wendel W. Cook
   --------------------------------    -----------------------------------
   Peter A. Anderson                   Wendel W. Cook


   /s/ Herbert L. Elwell                       /s/ James W. Curtis, Jr.
   --------------------------------    -----------------------------------
   Herbert L. Elwell                   James W. Curtis, Jr.


   /s/ Richard J. Meringer                   /s/ Theodore A. Scharfenstein
   --------------------------------    ------------------------------------
   Richard J. Meringer                 Theodore A. Scharfenstein


   /s/ Michael C. Shea                         /s/ Robert H. Welcome
   --------------------------------    ------------------------------------
   Michael C. Shea                     Robert H. Welcome

   COMMONWEALTH OF MASSACHUSETTS         )
                                         ) SS.    ROCKPORT
   COUNTY OF ESSEX                       )

   On this 13th day of April, 1999, before me, a notary public for this commonwealth and county, personally came Peter A. Anderson, as president and chief executive officer, and Margaret A. Murphy as executive vice president and chief financial officer, of Rockport National Bank, and each in his/her capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal; and also came: Peter A. Anderson, Wendel W. Cook, Herbert L. Elwell, James W. Curtis, Jr., Richard J. Meringer, Theodore A. Scharfenstein, Michael C. Shea and Robert H. Welcome being a majority of the Board of Directors of Rockport National Bank, and each of them acknowledged this instrument to be the act and deed of the association and of himself/herself as director of it.

   WITNESS my official seal and signature this day and year.

                                    /s/ Patricia A. Paradis
                                    -----------------------------------------
                                    Notary Public,
                                    Commonwealth of Massachusetts,
                                    Essex County.
                                    My commission expires: 07/31/2003
                                                           ----------

   COMMONWEALTH OF MASSACHUSETTS         )
                                         ) SS.  ROCKPORT
   COUNTY OF ESSEX                       )

   On this 13th day of April, 1999, before me, a notary public for this commonwealth and county, personally came Peter A. Anderson, as president and chief executive officer, and Margaret A. Murphy as executive vice president and chief financial officer, of The Interim National Bank of Rockport, and each in his/her capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal; and also came: Peter A. Anderson, Wendel W. Cook, Herbert L. Elwell, James W. Curtis, Jr., Richard J. Meringer, Theodore A. Scharfenstein, Michael C. Shea and Robert H. Welcome being a majority of the Board of Directors of The Interim National Bank of Rockport, and each of them acknowledged this instrument to be the act and deed of the association and of himself/herself as director of it.

   WITNESS my official seal and signature this day and year.

                                    /s/ Patricia A. Paradis
                                    --------------------------------------------
                                    Notary Public,
                                    Commonwealth of Massachusetts,
                                    Essex County.
                                    My commission expires: 07/31/2003

   COMMONWEALTH OF MASSACHUSETTS         )
                                         ) SS.     ROCKPORT
   COUNTY OF ESSEX                       )

   On this 13th day of April, 1999, before me, a notary public for this commonwealth and county, personally came Peter A. Anderson, as president and chief executive officer, and Margaret A. Murphy as secretary, of Rockport National Bancorp, Inc., and each in his/her capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal; and also came: Peter A. Anderson, Wendel W. Cook, Herbert L. Elwell, James W. Curtis, Jr., Richard J. Meringer, Theodore A. Scharfenstein, Michael C. Shea and Robert H. Welcome being a majority of the Board of Directors of Rockport National Bancorp, Inc., and each of them acknowledged this instrument to be the act and deed of the association and of himself/herself as director of it.

   WITNESS my official seal and signature this day and year.


                                    /s/ Patricia A. Paradis
                                    ------------------------------------------
                                    Notary Public,
                                    Commonwealth of Massachusetts,
                                    Essex County.
                                    My commission expires: 07/31/2003
                                                           -----------

                                   Schedule A

                             ROCKPORT NATIONAL BANK
                             ----------------------

                             ARTICLES OF ASSOCIATION
                             -----------------------


FIRST. The title of this Association shall be Rockport National Bank.
-----

SECOND. The Main Office of the Association shall be in Rockport, County of
------
Essex, State of Massachusetts. The general business of the Association shall be conducted at its main office and its branches.

THIRD. The Board of Directors of this Association shall consist of not less than
-----
five nor more than twenty-five (25) shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each Director, during the full term of his directorship, shall own a minimum of $1,000 par value of stock of this Association. Any vacancy in the Board of Directors may be filled by action of the Board of Directors. The Board of Directors, by vote of a majority of the full Board may, between Annual Meetings of the Shareholders, increase the membership of the Board by not more than two, provided the number of Directors shall at no time exceed twenty-five.

FOURTH. There shall be an annual meeting of the shareholders the purpose of
------
which shall be the election of Directors and the transaction of whatever other business may be brought before said meeting. It shall be held at the main office or other convenient place as the Board of Directors may designate, on the day of each year specified therefore in the Bylaws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.

     Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Bank entitled to vote for election of directors. Nominations, other than those made by or on behalf of the existing management of the Bank, shall be made in writing and shall be delivered or mailed to the President of the Bank not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors, provided, however, that if less than 21 days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Bank not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the bank that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Bank owned by the notifying shareholder. Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the Chairperson of the meeting, and upon his/her instructions, the vote tellers may disregard all votes cast for each such nominee.

     Instruction: The authorized amount of capital stock may include a limited number of shares to be held by the Association as authorized but unissued shares. Authorized but unissued shares may be issued from time to time in the discretion of the Board of Directors, with the prior approval of the Comptroller of the Currency, for any proper consideration.

FIFTH. The authorized amount of capital stock of this Association shall be
-----
500,000 shares of common stock of the par value of one dollar ($1.00) per share; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the United States.

     No holder of shares of the capital stock of any class of the corporation shall have any pre-emptive or preferential right of subscription to any shares of any class of stock of the corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the corporation, issued, or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix.

SIXTH. The Board of Directors shall appoint one of its members President of this
-----
Association, who shall be Chairperson of the Board, unless the Board appoints another director to be the Chairperson. The Board of Directors shall have the power to appoint one or more Vice Presidents; and to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association.

     The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all Bylaws that it may be lawful for them to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

SEVENTH. The Board of Directors shall have the power to change the location of
-------
the main office to any other place within the limits of Rockport, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency; and shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.

EIGHTH. The corporate existence of this Association shall continue until
------
terminated in accordance with the laws of the United States.

NINTH. The Board of Directors of this Association, or any 3 or more shareholders
-----
owning, in the aggregate, not less than 10 percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.

TENTH. Any person, his/her heirs, executors, or administrators, may be
-----
indemnified or reimbursed by the Association for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he/she or they shall be made a party by reason of his/her being or having been a director, officer, or employee of the Association or of any firm, corporation, or organization which he/she served in any capacity at the request of the Association: Provided, however, that no person shall be so indemnified or
                    -----------------
reimbursed in relation to any matter in such action, suit, or proceeding which has been made the subject of a compromise settlement except with the approval of a court of competent jurisdiction, or the holders of record of a majority of the outstanding shares of the Association, or the Board of Directors, acting by vote of directors not parties to the same or substantially the same action, suit, or proceeding, constituting a majority of the whole number of directors. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such persons, his/her heirs, executors or administrators, may be entitled as a matter of law.

     Expenses incurred in connection with a threatened or pending action, suit or proceeding may be paid by the Association in advance of the final disposition of such action, suit or proceeding only if, prior to the advancement of expenses, the Board of Directors has made a good faith determination that all of the following conditions have been met:

     (i) The officer, director or employee has a substantial likelihood of prevailing on the merits;

     (ii) In the event the officer, director or employee does not prevail, he or she will have the financial capacity to reimburse the Association; and

     (iii) Payment of expenses by the Association will not adversely affect the Association's safety and soundness.

     If at anytime the Board believes, or should reasonably believe that either conditions (i), (ii), or (iii) are no longer met, the Association must cease paying such expenses or premiums. The Board shall enter into a written agreement with the director, officer or employee specifying the conditions under which he or she will be required to reimburse the Association. The agreement shall require reimbursement for expenses already paid, if and to the extent the Board finds that the director, officer or employee willfully misrepresented factors relevant to the Board's determination of conditions (i) or (ii), or if a final decision assessing penalties or requiring payments is returned. The Association must ensure that it complies with all applicable laws and regulations affecting loans to directors, officers and employees, including but not limited to 12 U.S.C. (S)(S) 84, 375a and 375b and 12 C.F.R. (S) 215, in the event reimbursement is required.

         The Association may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers and other employees to the extent that such indemnifications are allowed in the preceding paragraphs. Such insurance may, but need not, be for the benefit of all directors, officers, or employees.

ELEVENTH. These Articles of Association may be amended at any regular or special
--------
meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

                                   Schedule B

                             ROCKPORT NATIONAL BANK
                             ----------------------

                                     BYLAWS
                                     ------


                                    ARTICLE I
                                    ---------

                            Meetings of Shareholders
                            ------------------------

     Section 1.1. Annual Meeting. The regular annual meeting of the shareholders
                  --------------
for the election of directors and the transaction of whatever other business may properly come before the meeting, shall be held at the Main Office of the Association, 16 Main Street, Town of Rockport, State of Massachusetts or such other places as the Board of Directors may designate, at 4 o'clock, on the 2nd Tuesday of June of each year. Notice of such meeting shall be mailed, postage prepaid, at least ten days prior to the date thereof, addressed to each shareholder at his address appearing on the books of the Association. If, from any cause, an election of directors is not made on the said day, the Board of Directors shall order the election to be held on some subsequent day, as soon thereafter as practicable, according to the provisions of law; and notice thereof shall be given in the manner herein provided for the annual meeting.

     Section 1.2. Special Meetings. Except as otherwise specifically provided by
                  ----------------
statute, special meetings of the shareholders may be called for any purpose at any time by the Board of Directors or by any three (3) or more shareholders owning, in the aggregate, not less than ten (10%) percent of the stock of the Association. Every such special meeting, unless otherwise provided by law, shall be called by mailing, postage prepaid, not less than ten (10) days prior to the date fixed for such meeting, to each shareholder at his address appearing on the books of the Association a notice stating the purpose of the meeting.

     Section 1.3. Nominations for Director. Nominations for election to the
                  ------------------------
Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of the Association entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Association, shall be made in writing and shall be delivered or mailed to the President of the Bank and to the Comptroller of the Currency, Washington, D.C., not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election of directors, provided however, that if less than twenty-one (21) days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Bank and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder:

     (a)  the name and address of each proposed nominee;
     (b)  the principal occupation of each proposed nominee;
     (c) the total number of shares of capital stock of the Bank that will be voted for each proposed nominee;
     (d)  the name and residence address of the notifying shareholder; and

     (e) the number of shares of capital stock of the Bank owned by the notifying shareholder.

Nominations not made in accordance herewith may, in his/her discretion, be disregarded by the Chairperson of the meeting, and upon his/her instructions, the vote tellers may disregard all votes cast for each such nominee.

     Section 1.4. Judges of Election. Every election of directors shall be
                  ------------------
managed by two judges, who shall be appointed by the Board of Directors. The judges of election shall hold and conduct the election at which they are appointed to serve; and, after the election, they shall file with the Chairperson or Secretary a certificate under their hands, certifying the result thereof and the names of the directors elected. The judges of election, at the request of the Chairperson of the meeting, shall act as tellers of any other vote by ballot taken at such meeting, and shall certify the result thereof.

     Section 1.5. Proxies. Shareholders may vote at any meeting of the
                  -------
shareholders by proxies duly authorized in writing, but no officer or employee of this Association shall act as proxy. Proxies shall be valid only for one meeting, to be specified therein, and any adjournments of such meeting.

     Section 1.6. Quorum. A majority of the outstanding capital stock,
                  ------
represented in person or by proxy, shall constitute a quorum of any meeting of the shareholders, unless otherwise provided by law; but less than a quorum may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Association.

     Section 1.7. Conduct of Meetings. The Chairman of the Board of Directors
                  -------------------
or, in his absence, the President shall preside over and chair any meetings of shareholders. Unless another person is appointed by the chairperson of the meeting, the cashier shall act as secretary to any meetings of shareholders. The chairperson of the meeting shall have all the powers and authority vested in a presiding officer by law or practice, including such authority as may be necessary or helpful under the circumstances in order to conduct an orderly meeting. The Board of Directors may from time to time adopt Rules for the conduct of the annual or any special meetings of shareholders, to the extent that such Rules do not conflict with applicable law or the provisions of the Bank's Articles of Association or Bylaws. Unless specifically required by such Rules, or the Bylaws or Articles of Association of the Bank, strict compliance with the provisions of Roberts Rules of Order, or Parliamentary Procedure is not required. Rather, in accordance with the Rules and these Bylaws, the chairperson shall have the right and duty to preserve order and conduct the meeting in accordance with such chairperson's reasonable exercise of good faith and fundamental fairness.

     A copy of the Rules of Conduct, as may be adopted from time to time by the Board of Director's, shall be available for reference at the meeting.

                                   ARTICLE II
                                   ----------

                                    Directors
                                    ---------

     Section 2.1. Board of Directors. The Board of Directors (hereinafter
                  ------------------
referred to as the "Board"), shall have power to manage and administer the business and affairs of the Association. Except as expressly limited by law, all corporate powers of the Association shall be vested in and may be exercised by said Board.

     Section 2.2. Number. The Board shall consist of not less than five (5) nor
                  ------
more than twenty-five (25) shareholders, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the shareholders at any meeting thereof. The Board of Directors by vote of a majority of the full Board may between Annual Meetings of the Shareholders increase the membership of the Board by not more than two (2), provided the number of Directors shall at no time exceed twenty-five (25).

     Section 2.3. Organization Meeting. The Chairperson or Secretary, upon
                  --------------------
receiving the certificate of the judges, of the result of any election, shall notify the directors-elect of their election and of the time at which they are required to meet at the Main Office of the Association for the purpose of organizing the new Board and electing and appointing officers of the Association for the succeeding year. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event, within thirty days thereof. If, at the time fixed for such meeting, there shall not be a quorum present, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

     Section 2.4. Regular Meetings. The Regular Meetings of the Board of
                  ----------------
Directors shall be held, without notice, every other Tuesday at 4 p.m. at the Main Office. When any regular meeting of the Board falls upon a holiday, the meeting shall be held on the next banking business day unless the Board shall designate some other day.

     Section 2.5. Special Meetings. Special meetings of the Board of Directors
                  ----------------
may be called by the chairperson of the Board of Association, or at the request of three (3) or more directors. Each member of the Board of Directors shall be given notice stating the time and place, by telephone, letter, or in person, of each such special meeting.

     Section 2.6. Quorum. A majority of the directors shall constitute a quorum
                  ------
at any meeting, except when otherwise provided by law; but a less number may adjourn any meeting, from time to time, and the meeting may be held, as adjourned, without further notice.

     Section 2.7. Vacancies. When any vacancy occurs among the directors, the
                  ---------
remaining members of the Board, in accordance with the laws of the United States, may appoint a director to fill such vacancy at any regular meeting of the Board, or at a special meeting called for that purpose.

     Section 2.8. Operation in State of Emergency. In the event of an emergency
                  -------------------------------
declared by a proper governmental authority, Local, State or Federal, and until declaration of the termination of such emergency, or in the event of a disaster which renders ordinary operations of the Bank or communications in the area practically impossible, and until the effects of such a disaster are substantially overcome, the officers and employees of the Bank shall continue to conduct its affairs with the assistance of those members of the Board who are readily available. The powers and duties of the Board may be exercised and performed by said available members with or without formal meetings and free from the usual notice and quorum requirements. The emergency powers herein granted shall cease upon declaration of the termination of the emergency or the overcoming of the same as aforesaid.

                                   ARTICLE III
                                   -----------

                             Committees of the Board
                             -----------------------

     Section 3.1. Loan Committee. There shall be a Loan Committee composed of
                  --------------
four (4) Directors, appointed by the Board annually or more often. The Loan Committee shall have power to discount and purchase bills, notes and other evidences of debt, to buy and sell bills of exchange, to examine and approve loans and discounts, to exercise authority regarding loans and discounts, and to exercise, when the Board is not in session, all other powers of the Board they may lawfully be delegated. The Loan Committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the Board of Directors at which a quorum is present, and any action taken by the Board with respect thereto shall be entered in the minutes of the Board.

     Section 3.2. Investment Committee. There shall be an Investment Committee
                  --------------------
composed of four (4) Directors, appointed by the Board annually or more often. The Investment Committee shall have the power to insure adherence to Investment Policy, to recommend amendments thereto, to purchase and sell securities, to exercise authority regarding investments and to exercise, when the Board is not in session, all other powers of the Board regarding investment securities that may be lawfully delegated. The Investment Committee shall keep minutes of its meetings, and such minutes shall be submitted at the next regular meeting of the Board of Directors at which a quorum is present, and any action taken by the Board with respect thereto shall be entered in the minutes of the Board.

     Section 3.3. Examining Committee. There shall be an Examining Committee
                  -------------------
composed of not less than three (3) Directors, exclusive of any active officers, appointed by the Board annually or more often, whose duty it shall be to make an examination at least once during each calendar year and within fifteen (15) months of the last such examination into the affairs of the Association or cause suitable examinations to be made by auditors responsible only to the Board of Directors and to report the result of such examination in writing to the Board at the next regular meeting thereafter. Such report shall state whether the Association is in a sound condition, whether adequate internal controls and procedures are being maintained and shall recommend to the Board such changes in the manner of conducting the affairs of the Association as shall be deemed advisable.

     Section 3.4. Other Committees. The Board of Directors may appoint, from
                  ----------------
time to time, from its own members, other committees of one or more persons, for such purposes and with such powers as the Board may determine.

                                   ARTICLE IV
                                   ----------

                             Officers and Employees
                             ----------------------

     Section 4.1. Chairperson of the Board. The Board of Directors shall appoint
                  ------------------------
one of its member to be Chairperson of the Board to serve at the pleasure of the Board. Such person shall preside at all meetings of the Board of Directors. The Chairperson of the Board shall supervise the carrying out of the policies adopted or approved by the Board; shall have general executive powers, as well as the specific powers conferred by these Bylaws; shall also have and may exercise such further powers and duties as from time to time may be conferred upon, or assigned by the Board of Directors.

     The Board of Directors shall appoint one of its members to be Vice Chairperson. In the absence of the Chairperson, the Vice Chairperson shall act as the Chairperson.

     Section 4.2. President. The Board of Directors shall appoint one of its
                  ---------
members to be President of the Association. In the absence of the Chairperson and Vice Chairperson, the President shall preside at any meeting of the Board. The President shall have general executive powers, and shall have and may exercise any and all other powers and duties pertaining by law, regulation, or practice, to the Office of President, or imposed by these Bylaws. The President shall also have and may exercise such further powers and duties as from time to time may be conferred, or assigned by the Board of Directors.

     Section 4.3. Vice President. The Board of Directors may appoint one or more
                  --------------
Vice Presidents. Each Vice President shall have such powers and duties as may be assigned by the Board of Directors. One Vice President shall be designated by the Board of Directors, in the absence of the President, to perform all the duties of the President.

     Section 4.4. Cashier. The Board of Directors shall appoint a Cashier, who
                  -------
shall provide for the keeping of proper records of all transactions of the Association; shall have and may exercise any and all other powers and duties pertaining by law, regulation or practice, to the Office of Cashier, or imposed by these Bylaws; and shall also perform such other duties as may be assigned from time to time, by the Board of Directors.

     Section 4.5 Secretary. The Board of Directors shall appoint a Secretary, or
                 ---------
other designated officer who shall be Secretary of the Board of the Association, and shall keep accurate minutes of all meetings. The Secretary shall attend to the giving of all notices required by these Bylaws to be given; shall be custodian of the corporate seal, records, documents and papers of the Association; and shall also perform such other duties as may be assigned from time to time, by the Board of Directors.

     Section 4.6. Other Officers. The Board of Directors may appoint one or more
                  --------------
Assistant Vice Presidents, one or more Trust Officers, One or more Assistant Secretaries, one or more Assistant Cashiers, one or more Managers and Assistant Managers of Branches and such other officers and Attorneys-in-fact as from time to time may appear to the Board of Directors to be required or desirable to transact the business of the Association. Such officers shall respectively exercise such powers and perform such duties as pertain to their several offices, or as may be conferred upon, or assigned to, them by the Board of Directors, the Chairperson of the Board, or the President.

     Section 4.7. Tenure of Office. The President and all other officers shall
                  ----------------
hold office for the current year for which the Board was elected, unless they shall resign, become disqualified, or be removed; and any vacancy occurring in the Office of President shall be filled promptly by the Board of Directors.

     Section 4.8 In State of Emergency. Ranking and Replacement. The Board shall
                 ---------------------
rank the Officers. In the event of the absence or disability of the President, the ranking Officer shall have all of the powers and perform all of the duties of the President.

1.   President
2.   Vice President (senior) (if active)
3.   Vice President (junior) (if active)
4.   Asst Vice President (if any)
5.   Cashier
6.   Asst Cashier (senior)
7.   Asst Cashier (junior)
8.   Branch Manager

                                    ARTICLE V
                                    ---------

                                Trust Department
                                ----------------

     Section 5.1. Trust Department. There shall be a department of the
                  ----------------
Association known as the Trust Department which shall perform the fiduciary responsibilities of the Association.

     Section 5.2. Trust Officer. There shall be a Trust Officer of this
                  -------------
Association whose duties shall be to manage, supervise and direct all the activities of the Trust Department. Such persons shall do or cause to be done all things necessary or proper in carrying on the business of the Trust Department in accordance with the provisions of law and applicable regulations; and shall act pursuant to opinion of counsel where such opinion is deemed necessary. Opinions of counsel shall be retained on file in connection with all important matters pertaining to fiduciary activities. The Trust Officer shall be responsible for all assets and documents held by the Association in connection with fiduciary matters.

     The Board of Directors may appoint such other officers of the Trust Department as it may deem necessary, with such duties as may be assigned.

     Section 5.3. Trust Investment Committee. There shall be a Trust Investment
                  --------------------------
Committee of this Association composed of three (3) members, who shall be capable and experienced officers or directors of the Association. All investments of funds held in a fiduciary capacity shall be made, retained or disposed of only with the approval of the Trust Investment Committee; and the Committee shall keep minutes of all its meetings, showing the disposition of all matters considered and passed upon by it. The Committee shall, promptly after the acceptance of an account for which the bank has investment responsibilities, review the assets thereof, to determine the advisability of retaining or disposing of such assets. The committee shall conduct a similar review at least once during each calendar year thereafter and within fifteen months of the last such review. A report of all such reviews, together with the action taken as a result thereof, shall be noted in the minutes of the Committee.

     Section 5.4. Trust Audit Committee. The Board of Directors shall appoint a
                  ---------------------
committee of three (3) Directors, exclusive of any active officers of the Association, which shall, at least once during each calendar year and within fifteen months of the last such audit make suitable audits of the Trust Department or cause suitable audits to be made by auditors responsible only to the Board of Directors, and, at such time shall ascertain whether the department has been administered in accordance with the law, Part 9 of the Regulations of the Comptroller of the Currency, and sound fiduciary principles.

     Section 5.5. Trust Department Files. There shall be maintained in the Trust
                  ----------------------
Department files containing all fiduciary records necessary to assure that its fiduciary responsibilities have been properly undertaken and discharged.

     Section 5.6. Trust Investments. Funds held in a fiduciary capacity shall be
                  -----------------
invested in accordance with the instrument establishing the fiduciary relationship and local law. Where such instrument does not specify the character and class of investments to be made and does not vest in the bank a discretion in the matter, funds held pursuant to such instrument shall be invested in investments in which corporate fiduciaries may invest under local law.

                                   ARTICLE VI
                                   ----------

                          Stock and Stock Certificates
                          ----------------------------

     Section 6.1. Transfers. Shares of stock shall be transferable on the books
                  ---------
of the Association, and a transfer book shall be kept in which all transfers of stock shall be recorded. Every person becoming a shareholder by such transfer, shall, in proportion to his shares, succeed to all rights of the prior holder of such shares.

     Section 6.2. Stock Certificates. Certificates of stock shall bear the
                  ------------------
signature of the President (which may be engraved, printed, or impressed), and shall be signed manually or by facsimile process by the Secretary, Assistant Secretary, Cashier, Assistant Cashier, or any other officer appointed by the Board of Directors for that purpose, to be known as an Authorized Officer, and the seal of the Association shall be engraved thereon. Each certificate shall recite on its face that the stock represented thereby is transferable only upon the books of the Association properly endorsed.

                                   ARTICLE VII
                                   -----------

                                 Corporate Seal
                                 --------------

     Section 7.1. Corporate Seal. The President, the Cashier, the Secretary or
                  --------------
any Assistant Cashier or Assistant Secretary, or other officer thereunto designated by the Board of Directors, shall have authority to affix the corporate seal to any document requiring such seal, and to attest the same. Such seal shall be substantially in the following form:

                                  ARTICLE VIII
                                  ------------

                            Miscellaneous Provisions
                            ------------------------

     Section 8.1. Fiscal Year. The Fiscal Year of the Association shall be the
                  -----------
calendar year.

     Section 8.2. Execution of Instruments. All agreements, indentures,
                  ------------------------
mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents may be signed, executed, acknowledged, verified, delivered or accepted in behalf of the Association by the Chairperson of the Board, or the President, or by any Vice President, or the Secretary, or the Cashier, or, if in connection with exercise of fiduciary powers of the Association, by any of said officers or by any Trust Officer. Any such instruments may also be executed, acknowledged, verified, delivered, or accepted in behalf of the Association in such other manner and by such other officers as the Board of Directors may from time to time direct. The provisions of Section 8.2. are supplementary to any other provisions of these Bylaws.

     Section 8.3. Records. The Article of Association, the Bylaws and the
                  -------
proceedings of all meetings of the shareholders, the Board of Directors, and standing committees of the Board, shall be recorded in appropriate minute books provided for the purpose. The minutes of each meeting shall be signed by the Secretary, Cashier or other Officer appointed to act as Secretary of the meeting.

                                   ARTICLE IX
                                   ----------

                                     Bylaws
                                     ------

     Section 9.1. Inspection. A copy of the Bylaws, with all amendments thereto,
                  ----------
shall at all times be kept in a convenient place at the Main Office of the Association, and shall be open for inspection to all shareholders, during banking hours.

     Section 9.2. Amendments. The Bylaws may be amended, altered or repealed, at
                  ----------
any regular meeting of the Board of Directors, by a vote of a majority of the total number of Directors.

                                   EXHIBIT B

(S)215A.  MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

(A) APPROVAL OF COMPTROLLER, BOARD AND SHAREHOLDERS; MERGER AGREEMENT; NOTICE; CAPITAL STOCK; LIABILITY OF RECEIVING ASSOCIATION

     One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall --

     (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;

     (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;

     (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and

     (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(B)  DISSENTING SHAREHOLDERS

     If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(C)  VALUATION OF SHARES

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

     If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of the subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

(E) STATUS OF RECEIVING ASSOCIATION; PROPERTY RIGHTS AND INTEREST VESTED AND HELD AS FIDUCIARY

     The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interest, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

(F)  REMOVAL AS FIDUCIARY; DISCRIMINATION

     Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

(G)  ISSUANCE OF STOCK BY RECEIVING ASSOCIATION; PREEMPTIVE RIGHTS

     Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

                                   Exhibit C

                                                                          BC-259
                                                                BANKING ISSUANCE

--------------------------------------------------------------------------------
Comptroller of the Currency
Administrator of National Banks
-------------------------------------------------------------------------------

Type:  Banking Circular                  Subject:   Stock Appraisals

-------------------------------------------------------------------------------

To: Chief Executive Officers of National Banks, Deputy Comptrollers (District) Department and Division Heads, and Examining Personnel

PURPOSE
-------

This Banking Circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985, and September 20, 1991 are summarized.

References: 12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND
----------

Under 12 U.S.C. Section 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the OCC. 12 U.S.C.
Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a. The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHOD OF VALUATION USED
------------------------

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Date: March 10, 1992                                            Page 1 of 5

Market Value
------------

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the Wall Street Journal or a market-maker,
                                      ---- ------ -------
those quotes are considered in determining the market value. If no market value is readily available, or if the market value is not well established, the OCC may use other methods of estimating market value, such as the investment value and adjusted book value methods.

Investment Value
----------------

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and the earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earning patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value
-------------------

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value" since that value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value, which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

Date: March 10, 1992                                            Page 2 of 5

OVERALL VALUATION
-----------------

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS
-----------------

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA
----------------

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this Banking Circular or disclose the information in the Banking Circular, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and, (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

Date: March 10, 1992                                            Page 3 of 5

APPRAISAL RESULTS
-----------------

                OCC                         Average Price/
Appraisal    Appraisal   Price      Book    Earnings Ratio
Date  *        Value    Offered    Value    of Peer Group
----------------------------------------------------------
  1/1/85        107.05    110.00    178.29             5.3
  1/2/85         73.16     NA        66.35             6.8
  1/15/85        53.41     60.00     83.95             4.8
  1/31/85        22.72     20.00     38.49             5.4
  2/01/85        30.63     24.00     34.08             5.7
  2/25/85        27.74     27.55     41.62             5.9
  4/30/85        25.98     35.00     42.21             4.5
  7/30/85     3,153.10  2,640.00  6,063.66             NC
  9/1/85         17.23     21.00     21.84             4.7
 11/22/85       316.74    338.75    519.89             5.0
 11/22/85        30.28     NA        34.42             5.9
 12/16/85        66.29     77.00     89.64             5.6
 12/27/85        60.85     57.00    119.36             5.3
 12/31/85        61.77     NA        73.56             5.9
 12/31/85        75.79     40.00     58.74            12.1
  1/12/86        19.93     NA        26.37             7.0
  3/14/86        59.02    200.00    132.20             3.1
  4/21/86        40.44     35.00     43.54             6.4
  5/2/86         15.50     16.50     23.69             5.0
  7/3/86        405.74     NA       612.82             3.9
  7/31/86       297.34    600.00    650.63             4.4
----------------------------------------------------------

      * - The "Appraisal Date" is the consummation date for the conversion, consolidation or merger.

   NA - Not Available                                   NC - Not Computed

Date: March 10, 1992                                            Page 4 of 5

APPRAISAL RESULTS
-----------------

                 OCC                        Average Price/
 Appraisal    Appraisal   Price     Book    Earnings Ratio
  Date  *       Value    Offered   Value    of Peer Group
----------------------------------------------------------
  8/22/86        103.53   106.67    136.23             NC
  12/26/86        16.66     NA       43.57             4.0
  12/31/86        53.39    95.58     69.66             7.1
   5/1/87        186.42     NA      360.05             5.1
  6/11/87         50.46    70.00     92.35             4.5
  6/11/87         38.53    55.00     77.75             4.5
  7/31/87         13.10     NA       20.04             6.7
  8/26/87         55.92    57.52     70.88             NC
  8/31/87         19.55    23.75     30.64             5.0
  8/31/87         10.98     NA       17.01             4.2
  10/6/87         56.48    60.00     73.11             5.6
  3/15/88        297.63     NA      414.95             6.1
   6/2/88         27.26     NA       28.45             5.4
  6/30/88        137.78     NA      215.36             6.0
  8/30/88        768.62   677.00  1,090.55            10.7
  3/31/89        773.62     NA      557.30             7.9
  5/26/89        136.47   180.00    250.42             4.5
  5/29/90          9.87     NA       11.04             9.9
----------------------------------------------------------

      *   The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA - Not Available                                      NC - Not Computed

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, Bank Organization and Structure.


    /s/ Frank Maguire
  -----------------------------------------------------
Frank Maguire
Acting Senior Deputy Comptroller
Corporate Policy and Economic Analysis


Date: March 10, 1992                                            Page 5 of 5

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   Indemnification of Directors and Officers

     Section 67 of Chapter 156B of the Massachusetts General Laws, the Massachusetts Business Corporation Law (the "MBCL") provides, in effect, that a corporation may indemnify any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the corporation against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the corporation, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonable entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

     Article V, Section 9 of the Company's Bylaws provides that the Company shall indemnify each person who is or was an officer, director, employee or agent of the Company against all liabilities and expenses reasonably incurred by such indemnitee in connection with such proceeding, provided that such indemnitee shall undertake to repay such payment if he shall be adjudicated to be not entitled to indemnification.

Item 21.  Exhibit and Financial Statements Schedules

     The exhibit and financial statement schedules filed as part of this Registration Statement are as follows:

Exhibit Number  Name of Exhibit
--------------  ---------------

     2 Plan and Agreement of Reorganization included as Exhibit A hereto

     3.1        Articles of Organization

     3.2        Bylaws

     4          Specimen Common Stock Certificate of Rockport National Bancorp,
                Inc.

     5          Opinion of Cranmore, FitzGerald & Meaney Regarding Legality

     8          Opinion of Cranmore, FitzGerald & Meaney Regarding Tax Matters

     10.1 Indexed Executive Salary Continuation Plan by and between Rockport National Bank and Peter A. Anderson

Exhibit Number Name of Exhibit
-------------- ---------------

     10.2 Index Executive Salary Continuation Plan by and between Rockport National Bank and Margaret M. Murphy

     23.1      Consent of Counsel

     23.2      Consent of Wolf & Company, P.C.

     27.       Financial Data Schedule

     99.1 Form of President's Letter to Shareholders of Rockport National Bank

     99.2 Form of Notice of Annual Meeting of Shareholders of Rockport National Bank

     99.3 Form of Proxy to be delivered to Shareholders of Rockport National Bank

     99.4 Form of Question and Answer Pamphlet to be sent to Shareholders of Rockport National Bank
______________________
(b)  Financial Statement Schedules.

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22.  Undertakings

     (a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not
          -----------------
apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form which respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Rockport, Commonwealth of Massachusetts, on April 13, 1999.

                                    ROCKPORT NATIONAL BANCORP, INC.


                                    By: /s/ Peter A. Anderson
                                       ---------------------------------------
                                         Peter A. Anderson
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


 /s/ Peter A. Anderson                          /s/ Wendel W. Cook
------------------------------------------      --------------------------------
Peter A. Anderson                               Wendel W. Cook
President and Chief Executive                   Director
Officer and Director                            April 13, 1999
April 13, 1999

/s/ James W. Curtis, Jr.                        /s/ Herbert L. Elwell
------------------------------------------      --------------------------------
James W. Curtis, Jr.                            Herbert L. Elwell
Director                                        Director
April 13, 1999                                  April 13, 1999


/s/ Richard J. Meringer                         /s/ Margaret A. Murphy
-----------------------------------------       --------------------------------
Richard J. Meringer                             Margaret A. Murphy
Director                                        Executive Vice President
April 13, 1999                                  and Chief Financial Officer
                                                April 13, 1999


/s/ Theodore A. Scharfenstein                   /s/ Michael C. Shea
------------------------------------            --------------------------------
Theodore A. Scharfenstein                       Michael C. Shea
Director                                        Director
April 13, 1999                                  April 13, 1999


/s/ Robert H. Welcome
---------------------------------------
Robert H. Welcome
Director
April 13, 1999